UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 8, 2004

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	33-98490	06-1437793
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7300

Not Applicable

(Former name or former address, if changed since last report.)

ITEM 5. OTHER EVENTS

Star Gas Partners, L.P. (“Star Gas” or the “Partnership”) was formerly engaged as an energy reseller that marketed natural gas and electricity to residential households in deregulated energy markets through Total Gas & Electric, Inc. (“TG&E”), a Florida corporation, that was an indirect wholly-owned subsidiary of Petro Holdings, Inc. On March 31, 2004, the Partnership sold the stock and business of TG&E in an all-cash transaction to a private party. The Partnership received proceeds of approximately $12.8 million from the sale of TG&E. This amount is subject to adjustments, primarily for post closing increases in bad debts and for gross customer losses over an agreed amount. The amount of net working capital paid at closing by the buyer is also subject to verification. These adjustments have been estimated and are included in the $12.8 million of proceeds.

This Form 8-K, consists of Items 6, 7 and 8 from the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, which have been revised to give effect to the sale of the Partnership’s natural gas and electricity operations as of March 31, 2004. Except as specifically indicated herein, the information contained in this Form 8-K has not been updated from the information contained in the Form 10-K that was filed with the SEC on December 22, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.

By:	Star Gas LLC (General Partner)

By:	/s/ Ami Trauber
Name:	Ami Trauber
Title:	Chief Financial Officer Principal Financial and Accounting Officer

Date: July 8, 2004

ITEM 6. SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth selected historical and other data of the Partnership. See Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The Selected Financial Data as of September 30, 2002 and 2003 and for the years ended September 30, 2001, 2002 and 2003 is derived from the financial statements of the Partnership included elsewhere in this report and should be read in conjunction therewith.

	Fiscal Years Ended September 30,
(in thousands, except per unit data)	1999(c)(d)	2000(d)(e)	2001(d)(e)	2002(d)(e)	2003(e)
Statement of Operations Data:
Sales	$224,020	$721,061	$994,299	$985,895	$1,382,268
Costs and expenses:
Cost of sales	131,649	479,563	687,967	629,360	938,558
Delivery and branch expenses	86,489	156,862	200,059	235,708	293,523
General and administrative expenses	11,717	18,470	26,366	26,271	50,331
Depreciation and amortization expenses	22,713	34,292	42,462	57,227	52,493

Operating income (loss)	(28,548)	31,874	37,445	37,329	47,363
Interest expense, net	15,435	26,478	32,579	37,070	40,567
Amortization of debt issuance costs	347	534	737	1,447	2,232
Loss on redemption of debt	—	—	—	—	181

Income (loss) from continuing operations before income taxes	(44,330)	4,862	4,129	(1,188)	4,383
Income tax expense (benefit)	(14,780)	490	1,497	(1,456)	1,500

Income (loss) from continuing operations	(29,550)	4,372	2,632	268	2,883
Income (loss) from discontinued operations before cumulative effects of changes in accounting principles	—	(3,019)	(9,347)	(11,437)	1,230
Cumulative effects of changes in accounting principles for discontinued operations:
Adoption of SFAS No. 133	—	—	(398)	—	—
Adoption of SFAS No. 142	—	—	—	—	(3,901)

Income (loss) before cumulative effects of changes in accounting principle	(29,550)	1,353	(7,113)	(11,169)	212
Cumulative effects of changes in accounting principle for adoption of SFAS No. 133	—	—	1,864 —	—	—

Net income (loss)	$(29,550)	$1,353	$(5,249)	$(11,169)	$212

Weighted average number of limited partner units:
Basic	11,447	18,288	22,439	28,790	32,659
Diluted	11,447	18,288	22,552	28,821	32,767

Per Unit Data:
Basic and diluted income (loss) from continuing operations per unit (a)	$(2.53)	$0.24	$0.12	$0.01	$0.09
Basic and diluted net income (loss) per unit (a)	$(2.53)	$0.07	$(0.23)	$(0.38)	$0.01
Cash distribution declared per common unit	$2.25	$2.30	$2.30	$2.30	$2.30
Cash distribution declared per senior sub. unit	$—	$0.25	$1.98	$1.65	$1.65

Balance Sheet Data (end of period):
Current assets	$86,868	$126,990	$185,262	$222,201	$211,109
Total assets	539,344	618,976	898,819	943,766	975,610
Long-term debt	276,638	308,551	456,523	396,733	499,341
Partners’ Capital	150,176	139,178	198,264	232,264	189,776

Summary Cash Flow Data:
Net Cash provided by operating activities	$10,795	$30,606	$63,696	$64,033	$50,595
Net Cash used in investing activities	(2,977)	(65,893)	(255,816)	(61,462)	(101,089)
Net Cash provided by (used in) financing activities	(4,441)	43,950	199,521	44,781	(3,539)
Other Data:
Earnings (loss) from continuing operations before interest, taxes, depreciation and amortization (EBITDA) (b)	$(5,835)	$66,166	$81,771	$94,556	$99,675
Retail propane gallons sold	99,457	107,557	137,031	140,324	166,768
Heating oil gallons sold	74,039	345,684	427,168	457,749	567,024

ITEM 6. SELECTED HISTORICAL FINANCIAL AND OPERATING DATA (Continued)

(a)	Income (loss) from continuing operations per unit is computed by dividing the limited partners’ interest in income (loss) from continuing operations by the weighted average number of limited partner units outstanding. Net income (loss) per unit is computed by dividing the limited partners’ interest in net income (loss) by the weighted average number of limited partner units outstanding.

(b)	EBITDA from continuing operations should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership’s ability to make the Minimum Quarterly Distribution. The definition of “EBITDA” set forth above may be different from that used by other companies. EBITDA from continuing operations is calculated for the fiscal years ended September 30 as follows:

(in thousands)	1999	2000	2001	2002	2003
Income (loss) from continuing operations	$(29,550)	$4,372	$2,632	$268	$2,883
Cumulative effects of changes in accounting principle for adoption of SFAS No. 133 for continuing operations	—	—	1,864	—	—

Plus:
Income tax expense (benefit)	(14,780)	490	1,497	(1,456)	1,500
Amortization of debt issuance cost	347	534	737	1,447	2,232
Interest expense, net	15,435	26,478	32,579	37,070	40,567
Depreciation and amortization	22,713	34,292	42,462	57,227	52,493

EBITDA from continuing operations	$(5,835)	$66,166	$81,771	$94,556	$99,675

(c)	The results of operations for the year ended September 30, 1999 include Petro’s results of operations from March 26, 1999. Since Petro was acquired after the heating season, the results for the year ended September 30, 1999 include typical third and fourth fiscal quarters losses but do not include the profits from the heating season. Accordingly, results of operations for the year ended September 30, 1999 presented are not indicative of the results to be expected for a full year.

(d)	The Partnership’s results for fiscal years ended September 30, 1999, 2000, 2001 and 2002 do not reflect the impact of the provisions of SFAS No. 142.

(e)	The Partnership’s results for fiscal years ended September 30, 2000, 2001, 2002 and 2003, have been restated to give effect to the sale of the Partnership’s TG&E segment as of March 31, 2004. The results of the TG&E segment have been restated as a component of discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Statement Regarding Forward-Looking Disclosure

This Report includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on the Partnership’s financial performance, the price and supply of home heating oil and propane, the ability of the Partnership to obtain new accounts and retain existing accounts and the realization of savings from the business process redesign. All statements other than statements of historical facts included in this Report including, without limitation, the statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and elsewhere herein, are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this Report, including without limitation and in conjunction with the forward-looking statements included in this Report. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

Overview

In analyzing the financial results of the Partnership, the following matters should be considered.

The primary use of heating oil and propane is for space heating in residential and commercial applications. As a result, weather conditions have a significant impact on financial performance and should be considered when analyzing changes in financial performance. In addition, gross margins vary according to customer mix. For example, sales to residential customers generate higher profit margins than sales to other customer groups, such as agricultural customers. Accordingly, a change in customer mix can affect gross margins without necessarily impacting total sales.

The following is a discussion of the historical condition and results of operations of Star Gas Partners, L.P. and its subsidiaries, and should be read in conjunction with the historical Financial and Operating Data and Notes thereto included elsewhere in this annual report on Form 10K. The Partnership completed the sale of its TG&E segment in March 2004. The following discussion reflects the historical results for the TG&E segment as discontinued operations.

FISCAL YEAR ENDED SEPTEMBER 30, 2003

COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 2002

Volume

For fiscal 2003, retail volume of home heating oil and propane increased 135.7 million gallons, or 22.7%, to 733.8 million gallons, as compared to 598.1 million gallons for fiscal 2002. This increase was due to a 109.3 million gallon increase in the heating oil segment and a 26.4 million gallon increase in the propane segment. The increase in volume primarily reflects the impact of significantly colder temperatures and the impact of an additional 21.2 million gallons provided by acquisitions. Customer attrition, largely in the home heating oil segment’s lower margin commercial business, partially offset these volume increases. The Partnership also believes that a planned shift in the delivery pattern at the heating oil segment, designed to increase efficiency, decreased volume for fiscal 2003 by an estimated 10.1 million gallons. Typical delivery patterns would have resulted in these gallons being delivered in fiscal 2003 but were actually delivered in the three months ended September 30, 2002. Temperatures in the Partnership’s areas of operations were an average of 29.8% colder than in the prior year’s comparable period and approximately 9.0% colder than normal as reported by the National Oceanic Atmospheric Administration (“NOAA”).

Sales

For fiscal 2003, sales increased $396.4 million, or 40.2%, to $1,382.3 million, as compared to $985.9 million for fiscal 2002. This increase was due to $312.6 million higher home heating oil sales and $83.8 million higher propane segment sales. Sales increased largely due to the higher retail volume sold and as a result of higher selling prices. Selling prices increased versus the prior year’s comparable period in response to higher supply costs. Sales of rationally related products, including heating and air conditioning equipment installation and service and water softeners increased by $15.2 million in the heating oil segment and by $3.6 million in the propane segment from the prior year’s comparable period due to acquisitions, price increases and from colder temperatures.

Cost of Product

For fiscal 2003, cost of product increased $290.9 million, or 65.1%, to $737.4 million, as compared to $446.5 million for fiscal 2002. This increase was due to $230.1 million of higher cost of product at the home heating oil segment and $60.8 million higher cost of product at the propane segment. Cost of product increased largely due to the higher retail volume sold and from higher supply cost. While selling prices and supply cost both increased on a per gallon basis, the increase in selling prices was equal to the increase in supply costs, which resulted in approximately the same per gallon margins.

Cost of Installations, Service and Appliances

For fiscal 2003, cost of installations, service and appliances increased $18.3 million, or 10.0%, to $201.2 million, as compared to $182.8 million for fiscal 2002. This increase was due to an additional $17.0 million in the heating oil segment and by $1.4 million in the propane segment from the prior year’s comparable period due to the increase in sales of these products and from additional cost of service expenses resulting from the colder temperatures.

Delivery and Branch Expenses

For fiscal 2003, delivery and branch expenses increased $57.8 million, or 24.5%, to $293.5 million, as compared to $235.7 million for fiscal 2002. This increase was due to an additional $43.2 million of delivery and branch expenses at the heating oil segment and a $14.6 million increase in delivery and branch expenses for the propane segment. The period to period comparison was impacted by the purchase of weather insurance that allowed the Partnership to record approximately $6.4 million of net weather insurance recoveries in the fiscal 2002 period versus a $3.6 million expense in the fiscal 2003 period for weather insurance premiums paid. The remaining increase in delivery and branch expenses of $47.8 million, for fiscal 2003, was largely due to the additional operating cost associated with increased volumes delivered, higher marketing costs at the heating oil segment of $5.7 million, higher bad debt expense of $2.9 million at the heating oil segment, higher bad debt expense of $0.4 million at the propane segment and to the impact of operating expense and wage increases.

Depreciation and Amortization Expenses

For fiscal 2003, depreciation and amortization expenses decreased $4.7 million, or 8.3%, to $52.5 million, as compared to $57.2 million for fiscal 2002. During fiscal 2002, approximately $7.8 million of goodwill amortization was included in depreciation and amortization expense. As of October 1, 2002, goodwill is no longer amortized in accordance to SFAS No. 142. Depreciation and amortization expense related to acquisitions and fixed asset additions acquired after September 30, 2002, resulted in increases which partially offset the decrease attributable to goodwill amortization.

General and Administrative Expenses

For fiscal 2003, general and administrative expenses increased $24.1 million, or 91.6%, to $50.3 million, as compared to $26.3 million for fiscal 2002. This increase was largely due to the inclusion of $7.4 million of incremental expense related to the business process redesign project in the heating oil segment, a $9.9 million increase in the accrual for compensation earned for unit appreciation rights and restricted stock awards previously granted and for other increases of $6.8 million, largely due to increased bonus compensation based upon results for fiscal 2003 ($1.9 million), higher legal and professional expenses at the Partnership level ($2.4 million) and for increased expenses at the propane segment ($2.0 million) for its increased size. The increase in legal and professional expenses at the Partnership level largely were incurred for Sarbanes compliance, acquisitions and financing related issues.

The heating oil segment continued to progress with its business reorganization project during fiscal 2003. The heating oil segment is seeking to take advantage of its large size to utilize technology to increase the efficiency and quality of services provided to its customers. The segment is seeking to create a more customer oriented service company to significantly differentiate itself from its competitive peers.

A core business process redesign project began in fiscal 2002 with an exhaustive effort to identify customer expectations and document existing business processes. These findings led to a conclusion that improved processes, consolidation of operations, technology investments and selective outsourcing would have a meaningful impact on improving customer services while reducing annual operating costs.

Consolidation of certain heating oil operational activities have been undertaken to create operating efficiencies and cost savings. Service technicians are being dispatched from two consolidated locations rather than 27 local offices. Oil delivery is now being managed from 11 regional locations rather than 27 local offices. The organization continues to adjust to these significant operational changes.

A transition to outsourcing in the area of customer relationship management has been undertaken as both a customer satisfaction and a cost reduction strategy. The Partnership believes outsourcing customer inquiries will improve performance and leverage technology to eliminate system redundancy available from third party service organizations. In addition, an outsourcing partner has greater flexibility to manage extreme seasonal volume. Significant challenges remain with this dramatic transition. The complexity of customer interactions combined with the Partnership’s goal for service excellence has led to protracted training efforts. The heating oil segment has begun introducing call based technology enhancements including capabilities for customer inquiries via automated interactive telephone response and the web. While the physical transition is largely complete, the Partnership anticipates that supplementary training and support will be required through the 2003 - 2004 heating season.

The $7.4 million incremental expense in fiscal 2003 ($9.4 million of actual fiscal 2003 expense) related to this redesign project largely consisted of consulting fees, employee termination benefits and separation cost and travel related expenditures. In connection with this plan, the Partnership reduced the size of its work force and recognized a liability of approximately $2.0 million related to certain employee termination benefits and separation costs.

By the completion of the program, total expenditures are estimated to be $28.1 million. Through September 30, 2003, total expenditures for the program were $26.5 million with the balance to be spent in fiscal 2004. It is anticipated that the program will improve operating income by approximately $15.0 million annually of which $8.4 million is expected to be realized in fiscal 2004, with the remainder in fiscal 2005 and fiscal 2006. While the Partnership believes that these levels of savings will be realized, there can be no assurance that these amounts will actually be forthcoming, or that other events will not offset the expected benefits.

Interest Expense

For fiscal 2003, interest expense increased $3.9 million, or 9.7%, to $44.4 million, as compared to $40.5 million for fiscal 2002. This increase was largely due to additional interest expense of $1.5 million for higher average outstanding working capital borrowings and due to additional interest related to the higher interest rate on the Partnership’s $200.0 million debt offering partially offset by interest expense related to the debt repaid with the offering.

Income Tax Expense

For fiscal 2003, income tax expense increased $3.0 million to $1.5 million, as compared to a tax benefit of $1.5 million for fiscal 2002. This increase was due to higher state income taxes based upon the higher pretax earnings achieved for fiscal 2003 and the absence in fiscal 2003 of the tax benefit from a federal tax loss carryback of $2.2 million recorded in fiscal 2002.

Income from Continuing Operations

For fiscal 2003, net income from continuing operations increased $2.6 million, to $2.9 million, as compared to $0.3 million for fiscal 2002. The increase was due to a $16.7 million increase in net income at the heating oil segment, a $6.6 million increase in the propane segment offset by a $20.7 million increase in the net loss at the Partnership level. This increase was primarily due to the impact of colder weather on continuing operations and lower depreciation and amortization for continuing operations.

Income (loss) from Discontinued Operations

For fiscal 2003, the income (loss) from discontinued operations increased $12.7 million from a loss of $11.4 million in fiscal 2002 to income of $1.2 million in fiscal 2003 due to lower bad debt and related collection expenses, the impact of colder temperatures, the additional income provided from account growth and lower legal, professional and relocation expenses. In addition, depreciation and amortization declined by $1.2 million and interest expense was lower by $0.4 million. TG&E was sold on March 31, 2004. For fiscal 2003, the Partnership recorded a $3.9 million decrease in net income arising from the adoption of SFAS No. 142 to reflect the impairment of its goodwill for its TG&E segment which is reflected herein as discontinued operations.

Net Income (loss)

For fiscal 2003, net income increased $11.4 million or 101.9% to $0.2 million, as compared to a loss of $11.2 million in fiscal 2002. This increase was due to the increase in net income from continuing operations of $2.6 million, the additional net income provided from discontinued operations of $12.7 million partially offset by the $3.9 million decrease in net income at the discontinued TG&E segment from the adoption of SFAS No. 142.

FISCAL YEAR ENDED SEPTEMBER 30, 2002

COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 2001

Volume

For fiscal 2002, retail volume of home heating oil and propane increased 33.9 million gallons, or 6.0%, to 598.1 million gallons, as compared to 564.2 million gallons for fiscal 2001. This increase was due to a 30.6 million gallon increase in the heating oil segment and a 3.3 million gallon increase in the propane segment. The increase in volume reflects the impact of an additional 135.4 million gallons provided by acquisitions, which was largely offset by the impact of significantly warmer temperatures and to a much lesser extent by customer attrition in the heating oil segment. The Partnership also believes that a shift in the delivery pattern at the heating oil segment increased volume in fiscal 2002 by an estimated 11.0 million gallons. Temperatures in the Partnership’s areas of operations were an average of 18.4% warmer than in the prior year’s comparable period and approximately 18% warmer than normal. The abnormally warm weather made the past heating season the warmest in over a hundred years with temperatures approximately 6% higher than the next warmest year in the century.

Sales

For fiscal 2002, sales decreased $8.4 million, or 0.8%, to approximately $985.9 million, as compared to approximately $994.3 million for fiscal 2001. This decrease was due to $30.8 million lower propane segment sales offset by a $22.4 million increase in sales at the heating oil segment. Sales decreased largely as a result of lower selling prices which were only partially offset by sales from the higher retail volume in the heating oil and propane segments. Selling prices, in all segments, decreased versus the prior year’s comparable period in response to lower product commodity costs. Sales of rationally related products, including heating and air conditioning equipment installation and service and water softeners increased in the heating oil segment by $40.6 million and by $3.8 million in the propane segment from the prior year’s comparable period due to acquisitions.

Cost of Product

For fiscal 2002, cost of product decreased $98.3 million, or 18.0%, to $446.6 million, as compared to $544.9 million for fiscal 2001. This decrease was due to $55.2 million of lower cost of product at the heating oil segment and $43.1 million lower propane segment cost of product. Cost of product decreased due to the impact of lower product commodity cost partially offset by the cost of product for the higher retail volume sales. While selling prices and supply cost decreased on a per gallon basis, the decrease in selling prices was less than the decrease in supply costs, which resulted in an increase in per gallon margins.

Cost of Installations, Service and Appliances

For fiscal 2002, cost of installations, service and appliances increased $39.7 million or 27.7% to $182.8 million as compared to $143.1 million for fiscal 2001. This increase was due to an additional $37.9 million in the heating oil segment and by $1.8 million in the propane segment from the prior years comparable period due to the increase in sales of these products.

Delivery and Branch Expenses

For fiscal 2002, delivery and branch expenses increased $35.6 million, or 17.8%, to $235.7 million, as compared to $200.1 million for fiscal 2001. This increase was due to an additional $31.0 million of delivery and branch expenses at the heating oil segment and a $4.6 million increase in delivery and branch expenses for the propane segment. Delivery and branch expenses increased both at the heating oil and propane segments largely due to additional operating costs associated with increased volumes delivered by acquired companies and due to the impact of price and wage increases. Due to the fixed component of the Partnership’s cost structure, the significant reduction in volume caused by the extremely warm weather conditions didn’t allow the Partnership to completely reduce operating expenses in direct proportion to the volume reduction. The heating oil segment’s delivery and branch expense also increased by approximately $2.8 million due to an increase in the estimate of the accrual required to cover certain insurance reserves. The increase in delivery and branch expenses was mitigated by the purchase of weather insurance that allowed the Partnership to record approximately $6.4 million of net weather insurance recoveries.

Depreciation and Amortization Expenses

For fiscal 2002, depreciation and amortization expenses increased $14.8 million, or 34.8%, to $57.2 million, as compared to $42.5 million for fiscal 2001. This increase was primarily due to additional depreciation and amortization on fixed assets and intangibles (other than goodwill) related to heating oil and propane acquisitions. Amortization expense would be approximately $3.4 million higher in fiscal 2002 if SFAS No. 141 was not implemented. See “Accounting Principles Not Yet Adopted” for a further discussion of the effects of SFAS No. 141.

General and Administrative Expenses

For fiscal 2002, general and administrative expenses were $26.3 million or $0.1 million lower than fiscal 2001. The decline was due to lower general and administrative expenses at the Partnership level of $5.0 million offset by $2.1 million of general and administrative expenses for acquisitions, $2.0 million of incremental expense related to the business process redesign project in the heating oil segment and other increases of $0.8 million. General and administrative expenses were lower at the Partnership level due to a reduction in the accrual for compensation earned for unit appreciation rights previously granted of $0.9 million, $2.9 million decrease in unit compensation expense, and other expense reductions of $1.2 million. The decrease in unit compensation expense was due to a reduction in the accrual for units expected to be earned versus the prior year under the Partnership’s Unit Incentive Plan pursuant to which certain employees were granted senior subordinated units as an incentive for achieving specified objectives which were not achieved in fiscal 2002. The Partnership has determined that these contingent units will not vest for fiscal 2002.

The $2.0 million incremental expense at the heating oil segment in the 2002 fiscal year largely consisted of consulting fees and travel related expenditures. The heating oil segment is seeking to take advantage of its large size and utilize modern technology to increase the efficiency and quality of services provided to its customers. The segment is seeking to create a more customer oriented service company to significantly differentiate itself from its competitive peers. A core business process redesign project began this past fiscal year with an exhaustive effort to identify customer expectations and document existing business processes. The customer remains the focal point for change, although significant improvement in operational efficiency is also a goal. While the critical analysis and redesign of existing business processes continues, the segment has already documented near term opportunities for productivity and cost improvement. Preliminary conclusions indicate that improved processes and related technology investments could have a meaningful impact on reducing the heating oil segment’s annual operating costs. The expenses related to the on going business process redesign project will continue into fiscal 2004.

Interest Expense

For fiscal 2002, interest expense, increased $4.4 million, or 12.0%, to $40.5 million, as compared to $36.1 million for fiscal 2001. This increase was due to additional interest expense for the financing of propane and heating oil acquisitions partially offset by lower interest expense for working capital borrowings.

Income Tax Expense (benefit)

For fiscal 2002, income tax expense decreased $3.0 million, or 197.3%, to a tax benefit of $1.5 million, as compared to an expense of $1.5 million for fiscal 2001. This decrease was due to the availability of carrying back certain Federal tax losses resulting from a change in the tax laws enacted during fiscal year 2002 of approximately $2.2 million and due to lower state income taxes based upon the lower pretax earnings achieved for fiscal year 2002.

Income from Continuing Operations

Income from continuing operations for fiscal 2002 declined $2.4 million, or 89.8%, to $0.3 million, as compared to $2.6 million for fiscal 2001. This change was due to a $7.6 million decrease in net income at the heating oil segment offset by a $0.1 million increase in net income at the propane segment and a $5.1 million reduction in the net loss at the Partnership level. The increase in the net loss was primarily due to decreased volume from the impact of the warmer weather, partially offset by a per gallon improvement in gross margins, net weather insurance recoveries, the tax benefit of the tax loss carryback and by net income generated from acquisitions.

Loss from Discontinued Operations

For fiscal 2002, the loss from discontinued operations increased $2.1 million, or 22.4%, to $11.4 million, as compared to $9.3 million for fiscal 2001 due to warmer weather, account losses and additional expenses associated with collecting accounts receivable. For fiscal 2001, the Partnership also recorded a $0.4 million charge arising from the adoption of SFAS No. 133 for the discontinued TG&E operations, which is not reflected in the $9.3 million loss from discontinued operations. TG&E was sold on March 31, 2004.

Cumulative Effect of Adoption of Accounting Principle

For fiscal 2001, the Partnership recorded a $1.9 million increase in net income arising from the adoption of SFAS No. 133.

Net Loss

For fiscal 2002, net loss increased $5.9 million, or 112.8%, to $11.2 million, as compared to $5.2 million for fiscal 2001 due to a decrease in the income from continuing operations of $2.4 million, an increase in the net loss from discontinued operations of $1.7 million, and the cumulative effect of adoption of SFAS No. 133 in fiscal 2001.

Liquidity and Capital Resources

The ability of Star Gas to satisfy its obligations will depend on its future performance, which will be subject to prevailing economic, financial, business, and weather conditions, and other factors, most of which are beyond its control. Capital requirements of Star Gas are expected to be provided by cash flows from operating activities and cash on hand at September 30, 2003. To the extent for fiscal 2004, capital requirements exceed cash flows from operating activities:

a)	working capital will be financed by the Partnership’s working capital lines of credit and repaid from subsequent seasonal reductions in inventory and accounts receivable;

b)	growth capital expenditures, mainly for customer tanks, will be financed in fiscal 2004 through the use of the Partnership’s credit facilities; and

c)	acquisition capital expenditures will be financed by the revolving acquisition lines of credit, long-term debt issuance, the issuance of additional Common Units or a combination thereof.

See also “Financing and Sources of Liquidity” below for a discussion of the Partnership’s outstanding debt amortization requirements.

Cash Flows

Operating Activities. Cash provided by operating activities for the fiscal year ended September 30, 2003 was $50.6 million as compared to cash provided by operating activities of $64.0 million for the fiscal year 2002. This decrease in cash provided by operating activities was largely due to an increase in operating assets and liabilities in fiscal 2003 from fiscal 2002, primarily due to a $24.0 million increase in accounts receivable largely due to the colder weather experienced in fiscal 2003. The net cash provided by operations of $50.6 million for fiscal 2003 consisted of net income of $0.2 million adjusted for non-cash charges of $69.0 million - primarily depreciation and amortization of $52.5 million - offset by an increase in operating assets and liabilities of $17.4 million, due largely to an increase in receivables from the colder temperatures experienced in fiscal 2003, and by the income from discontinued operations of $1.2 million.

Investing Activities. Star Gas completed ten acquisitions during fiscal 2003, investing $84.4 million. This expenditure for acquisitions is included in the cash used in investing activities of $101.1 million along with the $18.4 million invested for capital expenditures. The $18.4 million for capital expenditures is comprised of $7.0 million of capital additions needed to sustain operations at current levels and $11.4 million for capital expenditures incurred in connection with the heating oil segment’s business process redesign program and for customer tanks and other capital expenditures to support growth of operations. The capital expenditures made for the business process redesign program were largely for the purchase of modern technology to increase the efficiency and quality of services provided to its customers. Investing activities also includes proceeds from the sale of fixed assets of $1.7 million.

Financing Activities. During fiscal 2003 cash used in financing activities, included $189.7 million of net proceeds from the Partnership’s $200 million 10.25% Senior Note offering in February 2003, $34.2 million from a common unit offering in August 2003 and $13.0 million from the net increase in acquisition borrowings. Cash distributions paid to Unitholders of $72.6 million, debt repayments of $155.5 million, decreased working capital borrowings of $11.0 million and other financing activities of $1.3 million resulted in net cash used in financing activities of $3.5 million.

As a result of the above activity and the $3.1 million of cash provided by discontinued operations, cash decreased by $51.0 million to $10.0 million as of September 30, 2003.

Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

For the fiscal year ended September 30, 2003, EBITDA increased $5.1 million, or 5.4% to $99.7 million as compared to $94.6 million for fiscal 2002. This increase was due to $13.8 million additional EBITDA generated by the heating oil segment and $4.6 million additional EBITDA at the propane segment, partially offset by $13.3 million reduction in EBITDA at the Partnership level largely due to the increase in the accrual for compensation earned for unit appreciation rights and restricted stock awards previously granted. The increase in EBITDA was largely due to the impact of colder temperatures in our areas of operations as reported by NOAA. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership’s ability to make the Minimum Quarterly Distribution. EBITDA is calculated for the fiscal years ended September 30 as follows:

	Fiscal Years Ended September 30,
(in thousands)	2002	2003
Income from continuing operations	$268	$2,883
Plus:
Income tax expense (benefit)	(1,456)	1,500
Amortization of debt issuance costs	1,447	2,232
Interest expense, net	37,070	40,567
Depreciation and amortization	57,227	52,493

EBITDA	94,556	99,675

Add/(subtract)

Loss of redemption of debt	—	181
Income tax (expense) benefit	1,456	(1,500)
Interest expense, net	(37,070)	(40,567)
Unit compensation expense	367	2,606
Provision for losses on accounts receivable	4,315	7,726
Loss (gain) on sales of fixed assets, net	336	(156)
Change in operating assets and liabilities	73	(17,370)

Net cash used in operating activities	$64,033	$50,595

Financing and Sources of Liquidity

The Partnership’s heating oil segment had a bank credit facility at September 30, 2003, which included a working capital facility, providing for up to $115.5 million of borrowings to be used for working capital purposes, an acquisition facility, providing for up to $50.0 million of borrowings to be used for acquisitions and for capital expenditures and a $27.5 million insurance letter of credit facility. The working capital facility and letter of credit facility were scheduled to expire on June 30, 2004. The acquisition facility was also scheduled to convert to a term loan for any outstanding borrowings on June 30, 2004, which balance will be payable in eight equal quarterly principal payments. At September 30, 2003, $6.0 million of working capital borrowings and $33.0 million of acquisition facility borrowings and $26.9 million of the insurance letters of credit were outstanding.

On December 22, 2003, the heating oil segment entered into a new credit agreement consisting of three facilities totaling $235.0 million having a maturity date of June 30, 2006. These facilities consist of a $150.0 million revolving credit facility, the proceeds of which are to be used for working capital purposes, a $35.0 million revolving credit facility, the proceeds of which are to be used for the issuance of standby letters of credit in connection with surety, worker’s compensation and other financial guarantees, and a $50.0 million revolving credit facility, the proceeds of which are to be used to finance or refinance certain acquisitions and capital expenditures, for the issuance of letters of credit in connection with acquisitions and, to the extent that there is insufficient availability under the working capital facility. These facilities will refinance and replace the existing credit agreements described in the preceding paragraph, which totaled $193.0 million.

The Partnership’s propane segment has a bank credit facility, which consists of a $25.0 million acquisition facility, a $25.0 million parity debt facility that can be used to fund maintenance and growth capital expenditures and a $24.0 million working capital facility. The working capital facility expires on September 30, 2006. Borrowings under the acquisition and parity debt facilities will revolve until September 30, 2006, after which time any outstanding loans thereunder, will amortize in quarterly principal payments with a final payment due on September 30, 2008. At September 30, 2003, $2.0 million of parity debt facility borrowings, $12.6 million of acquisition facility borrowings and $6.0 million of working capital borrowings were outstanding.

The Partnership’s bank credit facilities and debt agreements contain several financial tests and covenants restricting the various segments and Partnership’s ability to pay distributions, incur debt and engage in certain other business transactions. In general these tests are based upon achieving certain debt to cash flow ratios and cash flow to interest expense ratios. In addition, amounts borrowed under the working capital facilities are subject to a requirement to maintain a zero balance for at least forty-five consecutive days. Failure to comply with the various restrictive and affirmative covenants of the Partnership’s various bank and note facility agreements could negatively impact the Partnership’s ability to incur additional debt and/or pay distributions and could cause certain debt to become currently payable.

As of September 30, 2003, the Partnership was in compliance with all debt covenants.

On February 6, 2003, the Partnership and its wholly owned subsidiary, Star Gas Finance Company, jointly issued $200.0 million face value Senior Notes due on February 15, 2013. These notes accrue interest at an annual rate of 10.25% and require semi-annual interest payments on February 15 and August 15 of each year commencing on August 15, 2003. These notes are redeemable at the option of the Partnership, in whole or in part, from time to time by payment of a premium as defined. These notes were priced at 98.466% for total gross proceeds of $196.9 million. The Partnership also incurred $7.2 million of fees and expenses in connection with the issuance of these notes resulting in net proceeds of $189.7 million. The Partnership used the proceeds to repay existing long-term debt and working capital facility borrowings in the amount of $169.0 million, $17.7 million for acquisitions and $3.0 million to finance capital expenditures.

The Partnership has $522.2 million of debt outstanding as of September 30, 2003 (amount does not include working capital borrowings of $12.0 million), with significant maturities occurring over the next five years. The following summarizes the Partnership’s long-term debt maturities during fiscal years ending September 30, exclusive of amounts that have been repaid through September 30, 2003:

2004	$22.8 million
2005	$40.9 million
2006	$94.1 million
2007	$46.0 million
2008	$22.9 million
Thereafter	$295.5 million

The Partnership’s heating oil segment’s bank facilities allow for the refinancing of up to $20.0 million of existing senior debt and the Partnership’s propane segment’s bank facilities allow for the refinancing of up to $25.0 million of existing senior debt. The refinancing capabilities are subject to capacity and other restrictions. Funding for future year’s debt maturities other than what could be refinanced with bank facilities will largely be dependent upon new debt or equity issuances.

In general, the Partnership distributes to its partners on a quarterly basis, all of its Available Cash in the manner described in Note 4 (Quarterly Distribution of Available Cash) of the Consolidated Financial Statements. Available Cash is defined for any of the Partnership’s fiscal quarters, as all cash on hand at the end of that quarter, less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to (i) provide for the proper conduct of the business; (ii) comply with applicable law, any of its debt instruments or other agreements; or (iii) provide funds for distributions to the common unitholders and the senior subordinated unitholders during the next four quarters, in some circumstances.

The Partnership believes that the purchase of weather insurance could be an important element in the Partnership’s ability to maintain the stability of its cash flows. In August 2002, the Partnership purchased weather insurance that could have provided up to $20.0 million of coverage for the impact of warm weather on the Partnership’s operating results for the 2002 - 2003 heating season. No amounts were received under the policies during fiscal 2003 due to the colder than normal temperatures. In addition, the Partnership purchased a base of $12.5 million of weather insurance coverage for each year from 2004 – 2007 and purchased an additional $7.5 million of weather insurance coverage for fiscal 2004. The amount of insurance proceeds that could be realized under these policies is calculated by multiplying a fixed dollar amount by the degree day deviation from an agreed upon cumulative degree day strike price.

For fiscal 2004, the Partnership anticipates paying interest of approximately $44.8 million, and anticipates growth and maintenance capital additions of approximately $8.1 million. In addition, the Partnership plans to pay distributions on its units to the extent there is sufficient Available Cash in accordance with the partnership agreement. The Partnership plans to fund acquisitions made through a combination of debt and equity. Based on its current cash position, bank credit availability and anticipated net cash to be generated from operating activities, the Partnership expects to be able to meet all of its fiscal 2004 obligations.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to establish accounting policies and make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the Consolidated Financial Statements. Star Gas evaluates its policies and estimates on an on-going basis. The Partnership’s Consolidated Financial Statements may differ based upon different estimates and assumptions.

The Partnership’s significant accounting policies are discussed in Note 2 to the Consolidated Financial Statements. Star Gas believes the following are its critical accounting policies:

Goodwill and Other Intangible Assets

The FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” in June 2001. SFAS No. 142 requires that goodwill no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives, such as customer lists, continue to be amortized over their respective estimated useful lives.

The Partnership calculates amortization using the straight-line method over periods ranging from 5 to 15 years for intangible assets with definite useful lives. Star Gas uses amortization methods and determines asset values based on its best estimates using reasonable and supportable assumptions and projections. Star Gas assesses the useful lives of intangible assets based on the estimated period over which Star Gas will receive benefit from such intangible assets such as historical evidence regarding customer churn rate. In some cases, the estimated useful lives are based on contractual terms. At September 30, 2003, the Partnership had $201.5 million of net intangible assets subject to amortization. If circumstances required a change in estimated useful lives of the assets, it could have a material effect on results of operations. For example, if lives were shortened by one year, the Partnership estimates that amortization for these assets for fiscal 2003 would have increased by approximately $2.8 million.

SFAS No. 142 also requires the Partnership’s goodwill to be assessed annually for impairment. These assessments involve management’s estimates of future cash flows, market trends and other factors to determine the fair value of the reporting unit, which includes the goodwill to be assessed. If goodwill is determined to be impaired, a loss is recorded in accordance with SFAS No. 142. At September 30, 2003, the Partnership had $278.9 million of goodwill. Intangible assets with finite lives must be assessed for impairment whenever changes in circumstances indicate that the assets may be impaired. Similar to goodwill, the assessment for impairment requires estimates of future cash flows related to the intangible asset. To the extent the carrying value of the assets exceeds it future cash flows, an impairment loss is recorded based on the fair value of the asset.

Depreciation of Property, Plant and Equipment

Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets ranging from 3 to 30 years. Net property, plant and equipment was $261.9 million for the Partnership at September 30, 2003. If circumstances required a change in estimated useful lives of the assets, it could have a material effect on results of operations. For example, if lives were shortened by one year, the Partnership estimates that depreciation for fiscal 2003 would have increased by approximately $2.8 million.

Assumptions Used in the Measurement of the Partnership’s Defined Benefit Obligations

SFAS No. 87, “Employers’ Accounting for Pensions” requires the Partnership to make assumptions as to the expected long-term rate of return that could be achieved on defined benefit plan assets and discount rates to determine the present value of the plans’ pension obligations. The Partnership evaluates these critical assumptions at least annually.

The discount rate enables the Partnership to state expected future cash flows at a present value on the measurement date. The rate is required to represent the market rate for high-quality fixed income investments. A lower discount rate increases the present value of benefit obligations and increases pension expense. A 25 basis point decrease in the discount rated used for fiscal 2003 would have increased pension expense by approximately $0.1 million and would have increased the minimum pension liability by another $1.8 million. The Partnership assumed a discount rate of 6.00% as of September 30, 2003.

The Partnership considers the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets to determine its expected long-term rate of return on pension plan assets. The expected long-term rate of return on assets is developed with input from the Partnership’s actuarial firm. The long-term rate of return assumption used for determining net periodic pension expense for fiscals 2002 and 2003 was 8.50 percent. As of September 30, 2003, this assumption was reduced to 8.25 percent for determining fiscal 2004 net periodic pension expense. A further 25 basis point decrease in the expected return on assets would have increased pension expense in fiscal 2003 by approximately $0.1 million.

Over the life of the plans, both gains and losses have been recognized by the plans in the calculation of annual pension expense. As of September 30, 2003, $17.2 million of unrecognized losses remain to be recognized by the plans. These losses may result in increases in future pension expense as they are recognized.

Insurance Reserves

The Partnership’s heating oil segment has in the past and is currently self-insuring a portion of workers’ compensation, auto and general liability claims. In February 2003, the propane segment also began self-insuring a portion of its workers’ compensation claims. The Partnership establishes reserves based upon expectations as to what its ultimate liability will be for these claims using developmental factors based upon historical claim experience. The Partnership continually evaluates the potential for changes in loss estimates with the support of qualified actuaries. As of September 30, 2003, the heating oil segment had approximately $29.4 million of insurance reserves and the propane segment had $1.1 million of insurance reserves. The ultimate settlement of these claims could differ materially from the assumptions used to calculate the reserves which could have a material effect on results of operations.

ITEM 8.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

SEE INDEX TO FINANCIAL STATEMENTS PAGE F-1

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AND FINANCIAL STATEMENT SCHEDULE

Page
Part II		Financial Information:

Item 8 - Financial Statements

		Report of Independent Registered Public Accounting Firm	F-2

		Consolidated Balance Sheets as of September 30, 2002 and 2003	F-3

		Consolidated Statements of Operations for the years ended September 30, 2001, 2002 and 2003	F-4

		Consolidated Statements of Comprehensive Income (Loss) for the years ended September 30, 2001, 2002 and 2003	F-5

		Consolidated Statements of Partners’ Capital for the years ended September 30, 2001, 2002 and 2003	F-6

		Consolidated Statements of Cash Flows for the years ended September 30, 2001, 2002 and 2003	F-7

		Notes to Consolidated Financial Statements	F-8 - F-31

Schedule for the years ended September 30, 2001, 2002 and 2003

	II.	Valuation and Qualifying Accounts	F-32

All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes therein.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of Star Gas Partners, L.P.:

We have audited the consolidated financial statements of Star Gas Partners, L.P. and Subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Star Gas Partners, L.P. and Subsidiaries as of September 30, 2002 and 2003 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 2 and 9 to the consolidated financial statements, Star Gas Partners, L.P. adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of October 1, 2002.

KPMG LLP

Stamford, Connecticut

December 4, 2003, except for Notes 3 and 19 which are as of July 8, 2004.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Years Ended September 30,
(in thousands)	2002	2003
ASSETS
Current assets
Cash and cash equivalents	$61,007	$10,044
Receivables, net of allowance of $3,808 and $7,542, respectively	80,732	100,511
Inventories	37,457	38,561
Prepaid expenses and other current assets	36,806	51,470
Net current assets of discontinued operations	6,199	10,523

Total current assets	222,201	211,109

Property and equipment, net	241,152	261,867
Long-term portion of accounts receivables	6,672	7,145
Goodwill	254,533	272,740
Intangibles, net	192,757	201,468
Deferred charges and other assets, net	15,080	14,414
Net long-term assets of discontinued operations	11,371	6,867

Total Assets	$943,766	$975,610

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$16,795	$27,140
Working capital facility borrowings	23,000	12,000
Current maturities of long-term debt	71,413	22,847
Accrued expenses	68,274	82,356
Unearned service contract revenue	30,549	32,036
Customer credit balances	65,833	74,716
Net current liabilities of discontinued operations	13,380	7,569

Total current liabilities	289,244	258,664

Long-term debt	396,733	499,341
Other long-term liabilities	25,525	27,829

Partners’ capital (deficit)
Common unitholders	242,696	210,636
Subordinated unitholders	3,105	(57)
General partner	(2,710)	(3,082)
Accumulated other comprehensive loss	(10,827)	(17,721)

Total Partners’ capital	232,264	189,776

Total Liabilities and Partners’ Capital	$943,766	$975,610

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
(in thousands, except per unit data)	2001	2002	2003
Sales:
Product	$867,172	$814,360	$1,191,904
Installations, service and appliances	127,127	171,535	190,364

Total sales	994,299	985,895	1,382,268
Cost and expenses:
Cost of product	544,865	446,551	737,405
Cost of installations, service and appliances	143,102	182,809	201,153
Delivery and branch expenses	200,059	235,708	293,523
Depreciation and amortization expenses	42,462	57,227	52,493
General and administrative expenses	26,366	26,271	50,331

Operating income	37,445	37,329	47,363
Interest expense	(36,145)	(40,495)	(44,432)
Interest income	3,566	3,425	3,865
Amortization of debt issuance costs	(737)	(1,447)	(2,232)
Loss on redemption of debt	—	—	(181)

Income (loss) from continuing operations before income taxes	4,129	(1,188)	4,383
Income tax expense (benefit)	1,497	(1,456)	1,500

Income from continuing operations	2,632	268	2,883
Income (loss) from discontinued operations before cumulative effect of change in accounting principle, net of income taxes	(9,347)	(11,437)	1,230
Cumulative effects of changes in accounting principles for discontinued operations:
Adoption of SFAS No. 133	(398)	—	—
Adoption of SFAS No. 142	—	—	(3,901)

Income (loss) before cumulative effects of changes in accounting principle for continuing operations	(7,113)	(11,169)	212
Cumulative effects of changes in accounting principle for adoption SFAS No. 133	1,864	—	—

Net income (loss)	$(5,249)	$(11,169)	$212

General Partner’s interest in net income (loss)	$(75)	$(116)	$2

Limited Partners’ interest in net income (loss)	$(5,174)	$(11,053)	$210

Basic and diluted income from continuing operations per Limited Partner unit	$.12	$.01	$.09

Basic and diluted net income (loss) per Limited Partner unit	$(.23)	$(.38)	$.01

Weighted average number of Limited Partner units outstanding:
Basic	22,439	28,790	32,659

Diluted	22,552	28,821	32,767

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended September 30,
(in thousands)	2001	2002	2003
Net income (loss)	$(5,249)	$(11,169)	$212
Other comprehensive income (loss):
Unrealized gain (loss) on derivative instruments	(18,594)	12,968	(5,425)
Unrealized loss on pension plan obligations	(4,149)	(11,596)	(1,469)

Comprehensive loss	$(27,992)	$(9,797)	$(6,682)

Reconciliation of Accumulated Other Comprehensive Income (Loss)

(in thousands)	Pension Plan Obligations	Derivative Instruments	Total
Balance as of September 30, 2000	$—	$—	$—
Cumulative effect of the adoption of SFAS No. 133	—	10,544	10,544
Reclassification to earnings	—	(2,473)	(2,473)
Unrealized loss on pension plan obligations	(4,149)	—	(4,149)
Unrealized loss on derivative instruments	—	(16,121)	(16,121)

Other comprehensive loss	(4,149)	(18,594)	(22,743)

Balance as of September 30, 2001	(4,149)	(8,050)	(12,199)
Reclassification to earnings	—	16,252	16,252
Unrealized loss on pension plan obligations	(11,596)	—	(11,596)
Unrealized loss on derivative instruments	—	(3,284)	(3,284)

Other comprehensive income (loss)	(11,596)	12,968	1,372

Balance as of September 30, 2002	(15,745)	4,918	(10,827)
Reclassification to earnings	—	(8,074)	(8,074)
Unrealized loss on pension plan obligations	(1,469)	—	(1,469)
Unrealized gain on derivative instruments	—	2,649	2,649

Other comprehensive loss	(1,469)	(5,425)	(6,894)

Balance as of September 30, 2003	$(17,214)	$(507)	$(17,721)

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

Years Ended September 30, 2001, 2002 and 2003

	Number of Units				Common	Senior Sub.	Junior Sub.	General Partner	Accumulative Other Comprehensive Income (Loss)	Total Partners’ Capital
(in thousands, except per unit amounts)	Common	Senior Sub.	Junior Sub.	General Partner
Balance as of September 30, 2000	16,045	2,587	345	326	$134,672	$6,125	$(35)	$(1,584)	$—	$139,178
Issuance of units:
Common	7,349				123,846					123,846
Senior Subordinated		130				3,319				3,319
Net Loss					(4,475)	(620)	(79)	(75)		(5,249)
Other Comprehensive Loss, net									(12,199)	(12,199)
Distributions:
($2.300 per unit)					(44,132)					(44,132)
($1.975 per unit)						(5,341)				(5,341)
($1.725 per unit)							(597)	(561)		(1,158)

Balance as of September 30, 2001	23,394	2,717	345	326	209,911	3,483	(711)	(2,220)	(12,199)	198,264
Issuance of units:
Common	5,576				100,409					100,409
Senior Subordinated		417				6,742				6,742
Net Loss					(9,815)	(1,115)	(123)	(116)		(11,169)
Other Comprehensive Income, net									1,372	1,372
Unit Compensation Expense:
Common					201					201
Senior Subordinated						166				166
Distributions:
($2.30 per unit)					(58,010)					(58,010)
($1.65 per unit)						(4,939)				(4,939)
($1.15 per unit)							(398)	(374)		(772)

Balance as of September 30, 2002	28,970	3,134	345	326	242,696	4,337	(1,232)	(2,710)	(10,827)	232,264
Issuance of units	1,701	8			34,180					34,180
Net Income					189	20	1	2		212
Other Comprehensive Loss, net									(6,894)	(6,894)
Unit Compensation Expense:
Common					204					204
Senior Subordinated						2,402				2,402
Distributions:
($2.30 per unit)					(66,633)					(66,633)
($1.65 per unit)						(5,188)				(5,188)
($1.15 per unit)							(397)	(374)		(771)

Balance as of September 30, 2003	30,671	3,142	345	326	$210,636	$1,571	$(1,628)	$(3,082)	$(17,721)	$189,776

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
(in thousands)	2001	2002	2003
Cash flows provided by (used in) operating activities:
Net income (loss)	$(5,249)	$(11,169)	$212
Deduct/Add: (Income) loss from discontinued operations	9,347	11,437	(1,230)
Add: Cumulative effect of change in accounting principles:
Adoption of SFAS No. 133 for discontinued operations	398	—	—
Adoption of SFAS No. 142 for discontinued operations	—	—	3,901

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	42,462	57,227	52,493
Amortization of debt issuance cost	737	1,447	2,232
Loss on redemption of debt	—	—	181
Unit compensation expense	3,315	367	2,606
Provision for losses on accounts receivable	4,171	4,315	7,726
(Gain) loss on sales of fixed assets, net	26	336	(156)
Adoption of SFAS No. 133 accounting for derivative instruments and hedging activities	(1,864)	—	—
Changes in operating assets and liabilities:
Decrease (increase) in receivables	(33,372)	9,691	(23,991)
Decrease (increase) in inventories	(4,745)	1,587	1,610
Increase in other assets	(14,438)	(17,671)	(12,314)
Increase (decrease) in accounts payable	11,746	(11,559)	10,054
Increase in other current and long-term liabilities	51,159	18,025	7,271

Net cash provided by operating activities	63,693	64,033	50,595

Cash flows provided by (used in) investing activities:
Capital expenditures	(17,369)	(14,340)	(18,377)
Proceeds from sales of fixed assets	596	1,882	1,679
Cash acquired in acquisitions	5	—	—
Acquisitions	(239,048)	(49,004)	(84,391)

Net cash provided by (used in) investing activities	(255,816)	(61,462)	(101,089)

Cash flows provided by (used in) financing activities:
Working capital facility borrowings	99,490	89,850	178,000
Working capital facility repayments	(108,890)	(75,250)	(189,000)
Acquisition facility borrowings	69,300	73,250	94,600
Acquisition facility repayments	(94,800)	(54,650)	(81,600)
Proceeds from issuance of debt	175,823	—	197,333
Repayment of debt	(8,980)	(22,931)	(155,543)
Distributions	(50,631)	(63,721)	(72,592)
Proceeds from issuance of Common Units	123,846	100,244	34,180
Increase in deferred charges	(5,357)	(2,103)	(8,917)
Other	(280)	92	—

Net cash provided by (used in) financing activities	199,521	44,781	(3,539)

Net cash provided by (used in) discontinued operations	(960)	(3,471)	3,070

Net increase in cash	6,438	43,881	(50,963)
Cash and cash equivalents at beginning of period	10,688	17,126	61,007

Cash and cash equivalents at end of period	$17,126	$61,007	$10,044

See accompanying notes to consolidated financial statements.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1)	Partnership Organization

Star Gas Partners, L.P. (“Star Gas” or the “Partnership”) is a diversified home energy distributor and services provider, specializing in heating oil and propane. Star Gas is a master limited partnership, which at September 30, 2003 had outstanding 30.7 million common units (NYSE: “SGU” representing an 88.9% limited partner interest in Star Gas Partners) and 3.1 million senior subordinated units (NYSE: “SGH” representing a 9.1% limited partner interest in Star Gas Partners) outstanding. Additional Partnership interests include 0.3 million junior subordinated units (representing a 1.0% limited partner interest) and 0.3 million general partner units (representing a 1.0% general partner interest).

The Partnership is organized as follows:

•	Star Gas Propane, L.P. (“Star Gas Propane”) is the Partnership’s operating subsidiary and, together with its direct and indirect subsidiaries, accounts for substantially all of the Partnership’s assets, sales and earnings. Both the Partnership and Star Gas Propane are Delaware limited partnerships that were formed in October 1995 in connection with the Partnership’s initial public offering. The Partnership is the sole limited partner of Star Gas Propane with a 99% limited partnership interest.

•	The general partner of both the Partnership and Star Gas Propane is Star Gas LLC, a Delaware limited liability company. The Board of Directors of Star Gas LLC is appointed by its members. Star Gas LLC owns an approximate 1% general partner interest in the Partnership and also owns an approximate 1% general partner interest in Star Gas Propane.

•	The Partnership’s propane operations (the “propane segment”) are conducted through Star Gas Propane and its direct subsidiaries. Star Gas Propane markets and distributes propane gas and related products to approximately 345,000 customers in the Midwest, Northeast, Florida and Georgia.

•	The Partnership’s heating oil operations (the “heating oil segment”) are conducted through Petro Holdings, Inc. (“Petro”) and its direct and indirect subsidiaries. Petro is a Minnesota corporation that is an indirect wholly owned subsidiary of Star Gas Propane. Petro is a retail distributor of home heating oil and serves over 535,000 customers in the Northeast and Mid-Atlantic.

•	Star Gas Finance Company is a direct wholly-owned subsidiary of the Partnership. Star Gas Finance Company serves as the co-issuer, jointly and severally with the Partnership, of the Partnership’s $200 million 10 1/4% Senior Notes issued February 6, 2003, which are due in 2013. The Senior Notes have a direct and unconditional guarantee by the Partnership. The Partnership is dependent on distributions from its subsidiaries to service the Partnership’s debt obligations. The distributions from the Partnership’s subsidiaries are not guaranteed and are subject to certain loan restrictions. Star Gas Finance Company has nominal assets and conducts no business operations.

2)	Summary of Significant Accounting Policies

Basis of Presentation

The Consolidated Financial Statements include the accounts of Star Gas Partners, L.P. and its subsidiaries. All material intercompany items and transactions have been eliminated in consolidation.

Reclassification

Certain prior year amounts have been reclassified to conform with the current year presentation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2)	Summary of Significant Accounting Policies – (continued)

Revenue Recognition

Sales of propane, heating oil, propane/heating oil and air conditioning equipment are recognized at the time of delivery of the product to the customer or at the time of sale or installation. Revenue from repairs and maintenance service is recognized upon completion of the service. Payments received from customers for heating oil equipment service contracts are deferred and amortized into income over the terms of the respective service contracts, on a straight-line basis, which generally do not exceed one year.

Basic and Diluted Net Income (Loss) per Limited Partner Unit

Net Income (Loss) per Limited Partner Unit is computed by dividing net income (loss), after deducting the General Partner’s interest, by the weighted average number of Common Units, Senior Subordinated Units and Junior Subordinated Units outstanding.

Cash Equivalents

The Partnership considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

Inventories

Inventories are stated at the lower of cost or market and are computed on a first-in, first-out basis.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the depreciable assets using the straight-line method.

Goodwill and Intangible Assets

Goodwill and intangible assets include goodwill, customer lists and covenants not to compete.

Goodwill is the excess of cost over the fair value of net assets in the acquisition of a company. The Partnership amortized goodwill using the straight-line method over a twenty-five year period for goodwill acquired prior to July 1, 2001. In accordance with the provisions of SFAS No. 141 “Business Combinations”, goodwill acquired after June 30, 2001 was not amortized. On October 1, 2002, the Partnership adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” On October 1, 2002, under the provisions of SFAS No. 142, the Partnership ceased amortization of all goodwill. The Partnership also recorded a non-cash charge of $3.9 million in its first fiscal quarter of 2003 to reduce the carrying value of the discontinued TG&E segment’s goodwill. This charge is reflected as a cumulative effect of change in accounting principle for discontinued operations in the Partnership’s consolidated statement of operations for the year ended September 30, 2003. The Partnership performed its annual impairment review during its fiscal fourth quarter and it concluded that there was no impairment to the carrying value of goodwill, as of August 31, 2003.

Customer lists are the names and addresses of the acquired company’s patrons. Based on the historical retention experience of these lists, Star Gas Propane amortizes customer lists on a straight-line basis over fifteen years, Petro amortizes customer lists on a straight-line basis over seven to ten years.

Covenants not to compete are non-compete agreements established with the owners of an acquired company and are amortized over the respective lives of the covenants on a straight-line basis, which are generally five years.

2)	Summary of Significant Accounting Policies – (continued)

Impairment of Long-lived Assets

It is the Partnership’s policy to review intangible assets and other long-lived assets, in accordance with SFAS No. 144, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Partnership determines that the carrying values of such assets are recoverable over their remaining estimated lives through undiscounted future cash flow analysis. If such a review should indicate that the carrying amount of the assets is not recoverable, it is the Partnership’s policy to reduce the carrying amount of such assets to fair value.

Deferred Charges

Deferred charges represent the costs associated with the issuance of debt instruments and are amortized over the lives of the related debt instruments.

Advertising Expense

Advertising costs are expensed as they are incurred. Advertising expenses were $4.6 million, $6.8 million and $8.2 million in 2001, 2002 and 2003, respectively.

Customer Credit Balances

Customer credit balances represent pre-payments received from customers pursuant to a budget payment plan (whereby customers pay their estimated annual usage on a fixed monthly basis) and the payments made have exceeded the charges for deliveries.

Environmental Costs

The Partnership expenses, on a current basis, costs associated with managing hazardous substances and pollution in ongoing operations. The Partnership also accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated.

Insurance Reserves

The Partnership accrues for workers’ compensation, general liability and auto claims not covered under its insurance policies based upon expectations as to what its ultimate liability will be for these claims.

Employee Unit Incentive Plan

When applicable, the Partnership accounts for stock-based compensation arrangements in accordance with APB No. 25. Compensation costs for fixed awards on pro-rata vesting are recognized straight-line over the vesting period. The Partnership adopted an employee and director unit incentive plan to grant certain employees and directors senior subordinated limited partner units (“incentive units”), as an incentive for increased efforts during employment and as an inducement to remain in the service of the Partnership. Grants of incentive units vest twenty percent immediately, with the remaining amount vesting over four consecutive installments if the Partnership achieves annual targeted distributable cash flow. The Partnership records an expense for the incentive units granted, which require no cash contribution, over the vesting period for those units which are probable of being issued.

Income Taxes

The Partnership is a master limited partnership. As a result, for Federal income tax purposes, earnings or losses are allocated directly to the individual partners. Except for the Partnership’s corporate subsidiaries, no recognition has been given to Federal income taxes in the accompanying financial statements of the Partnership. While the Partnership’s corporate subsidiaries will generate non-qualifying Master Limited Partnership revenue, dividends from the corporate subsidiaries to the Partnership are generally included in the determination of qualified Master Limited Partnership income. In addition, a portion of the dividends received by the Partnership from the corporate subsidiaries will be taxable to the partners. Net earnings for financial statement purposes will differ significantly from taxable income reportable to partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities and due to the taxable income allocation requirements of the Partnership agreement.

For most corporate subsidiaries of the Partnership, a consolidated Federal income tax return is filed. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

2)	Summary of Significant Accounting Policies - (continued)

Concentration of Revenue with Price Plan Customers

During fiscal 2003, approximately 27% of the heating oil volume sold in the Partnership’s heating oil segment was sold to individual customers under an agreement pre-establishing a fixed or maximum sales price of home heating oil over a twelve month period. The fixed or maximum price at which home heating oil is sold to these price plan customers is generally renegotiated prior to the heating season of each year based on current market conditions. The heating oil segment currently enters into derivative instruments (futures, options, collars and swaps) for a substantial majority of the heating oil it sells to these price plan customers in advance and at a fixed cost. Should events occur after a price plan customer’s price is established that increases the cost of home heating oil above the amount anticipated, margins for the price plan customers whose heating oil was not purchased in advance would be lower than expected, while those customers whose heating oil was purchased in advance would be unaffected. Conversely, should events occur during this period that decrease the cost of heating oil below the amount anticipated, margins for the price plan customers whose heating oil was purchased in advance could be lower than expected, while those customers whose heating oil was not purchased in advance would be unaffected or higher than expected.

Derivatives and Hedging

The Partnership primarily uses derivative financial instruments to manage its exposure to market risk related to changes in the current and future market price of home heating oil, propane, and natural gas. The Partnership believes it is prudent to minimize the variability and price risk associated with the purchase of home heating oil and propane, accordingly, it is the Partnership’s objective to hedge the cash flow variability associated with forecasted purchases of its inventory held for resale through the use of derivative instruments when appropriate. To a lesser extent, the Partnership also hedges the fair value of inventory on hand or firm commitments to purchase inventory. To meet these objectives, it is the Partnership’s policy to enter into various types of derivative instruments to (i) manage the variability of cash flows resulting from the price risk associated with forecasted purchases of home heating oil and propane, (ii) hedge the downside price risk of firm purchase commitments and in some cases physical inventory on hand.

In October 2000, the Partnership adopted the provisions of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133) as amended by SFAS No. 137 and No. 138. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as assets or liabilities in the Partnership’s balance sheet and measurement of those instruments at fair value and requires that a company formally document, designate and assess the effectiveness and ineffectiveness of transactions that receive hedge accounting. Derivatives that are not designated as hedges must be adjusted to fair value through income. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk are recorded in earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in accumulated other comprehensive income, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

Upon adoption of SFAS No. 133 on October 1, 2000, the Partnership recognized current assets of $12.4 million, a $1.9 million increase in net income and a $10.5 million increase in accumulated other comprehensive income all of which were recorded as a cumulative effect of a change in accounting principle. TG&E recognized a $0.4 million decrease in net income receivables as a cumulative effect of change in accounting principle from discontinued operations.

All derivative instruments which was recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Partnership designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge). The Partnership formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Partnership also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that is has ceased to be a highly effective hedge, the Partnership discontinues hedge accounting prospectively. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the Partnership continues to carry the derivative on the balance sheet at its fair value, and recognized changes in the fair value of the derivative through current-period earnings.

3)	Discontinued Operations

The TG&E segment (“TG&E”) was the partnership’s energy reseller that marketed natural gas and electricity to residential households in deregulated energy markets in New York, New Jersey, Florida and Maryland and served approximately 65,000 residential customers. TG&E’s operations were conducted through Total Gas & Electric, Inc. (“TG&E”), a Florida corporation, that was an indirect wholly-owned subsidiary of Petro. On March 31, 2004, the Partnership sold the stock and business of TG&E in an all-cash transaction to a private party. The Partnership received proceeds of approximately $12.8 million from the sale of TG&E. This amount is subject to adjustments, primarily for post closing increases in bad debts and for gross customer losses over an agreed amount. The amount of net working capital paid at closing by the buyer is also subject to verification. These adjustments have been estimated and are included in the $12.8 million of proceeds. The Partnership anticipates recording a $0.2 million gain on this transaction. The sale of TG&E was effective March 31, 2004. As a result of the sale of the TG&E segment, the Partnership has restated its fiscal years ended September 30, 2001, September 30, 2002 and September 30, 2003, results to include the results of the TG&E segment as a component of discontinued operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Income (loss) from discontinued operations does not include allocations of interest expense from the Partnership.

Income from discontinued operations for the years ended September 30, are as follows (in thousands):

	Years Ended September 30,
	2001	2002	2003
Sales	$91,674	$39,163	$81,480
Cost of sales	83,350	32,618	71,789
Depreciation and amortization	1,934	1,822	667
General and administrative expenses	14,588	15,728	7,780

Operating income (loss)	(8,198)	(11,005)	1,244
Net interest expense	1,148	432	14

Income from discontinued operations before income taxes and cumulative effects of changes in accounting principles, net of income taxes	(9,346)	(11,437)	1,230
Income tax expense	1	—	—

Income from discontinued operations before cumulative effects of changes in accounting principles, net of income taxes	(9,347)	(11,437)	1,230
Cumulative effects of changes in accounting principles	(398)	—	(3,901)

Income from discontinued operations	$(9,745)	$(11,437)	$(2,671)

4)	Quarterly Distribution of Available Cash

In general, the Partnership distributes to its partners on a quarterly basis all “Available Cash.” Available Cash generally means, with respect to any fiscal quarter, all cash on hand at the end of such quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (1) provide for the proper conduct of the Partnership’s business, (2) comply with applicable law or any of its debt instruments or other agreements or (3) in certain circumstances provide funds for distributions to the common unitholders and the senior subordinated unitholders during the next four quarters. The General Partner may not establish cash reserves for distributions to the senior subordinated units unless the General Partner has determined that in its judgment the establishment of reserves will not prevent the Partnership from distributing the Minimum Quarterly Distribution (“MQD”) on all common units and any common unit arrearages thereon with respect to the next four quarters. Certain restrictions on distributions on senior subordinated units, junior subordinated units and general partner units could result in cash that would otherwise be Available Cash being reserved for other purposes. Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus as defined in the Partnership agreement.

The senior subordinated units, the junior subordinated units, and general partner units are each a separate class of interest in Star Gas Partners, and the rights of holders of those interests to participate in distributions differ from the rights of the holders of the common units.

4)	Quarterly Distribution of Available Cash (continued)

The Partnership intends to distribute to the extent there is sufficient Available Cash, at least a MQD of $0.575 per common unit, or $2.30 per common unit on a yearly basis. In general, Available Cash will be distributed per quarter based on the following priorities:

•	First, to the common units until each has received $0.575, plus any arrearages from prior quarters.

•	Second, to the senior subordinated units until each has received $0.575.

•	Third, to the junior subordinated units and general partner units until each has received $0.575.

•	Finally, after each has received $0.575, available cash will be distributed proportionately to all units until target levels are met.

If distributions of Available Cash exceed target levels greater than $0.604, the senior subordinated units, junior subordinated units and general partner units will receive incentive distributions.

In August 2000, the Partnership commenced quarterly distributions on its senior subordinated units at an initial rate of $0.25 per unit. From February 2001 to July 2002, the Partnership increased the quarterly distributions on its senior subordinated units, junior subordinated units and general partner units to $0.575 per unit. In August 2002, the Partnership announced that it would decrease distributions to its senior subordinated units to $0.25 per unit and would eliminate the distributions to its junior subordinated units and general partner units. In April 2003, the Partnership announced that it would increase the distributions to its senior subordinated units to $0.575 per unit and that it would resume distributions of $0.575 per unit to its junior subordinated units and general partner units.

The subordination period will end once the Partnership has met the financial tests stipulated in the partnership agreement, but it generally cannot end before March 31, 2006. However, if the general partner is removed under some circumstances, the subordination period will end. When the subordination period ends, all senior subordinated units and junior subordinated units will convert into Class B common units on a one-for-one basis, and each common unit will be redesignated as a Class A common unit. The main difference between the Class A common units and Class B common units is that the Class B common units will continue to have the right to receive incentive distributions and additional units.

The subordination period will generally extend until the first day of any quarter after each of the following three events occur:

(1)	distributions of Available Cash from Operating Surplus on the common units, senior subordinated units, junior subordinated units and general partner units equal or exceed the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units for each of the three non-overlapping four-quarter periods immediately preceding that date;

(2)	the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, senior subordinated units, junior subordinated units and general partner units during those periods on a fully diluted basis for employee options or other employee incentive compensation. This includes all outstanding units and all common units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest before the end of the quarter immediately following the quarter for which the determination is made. It also includes all units that have as of the date of determination been earned by but not yet issued to our management for incentive compensation; and

(3)	there are no arrearages in payment of the minimum quarterly distribution on the common units.

5)	Segment Reporting

The Partnership has two reportable operating segments: retail distribution of heating oil and retail distribution of propane. The administrative expenses for the public master limited partnership, Star Gas Partners, have not been allocated to the segments. Management has chosen to organize the enterprise under these two segments in order to leverage the expertise it has in each industry, allow each segment to continue to strengthen its core competencies and provide a clear means for evaluation of operating results.

The heating oil segment is primarily engaged in the retail distribution of home heating oil, related equipment services, and equipment sales to residential and commercial customers. It operates primarily in the Northeast and Mid-Atlantic states. Home heating oil is principally used by the Partnership’s residential and commercial customers to heat their homes and buildings, and as a result, weather conditions have a significant impact on the demand for home heating oil.

The propane segment is primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers, in the Midwest, Northeast, Florida and Georgia. Propane is used primarily for space heating, water heating and cooking by the Partnership’s residential and commercial customers and as a result, weather conditions also have a significant impact on the demand for propane.

The public master limited partnership includes the office of the Chief Executive Officer and has the responsibility for maintaining investor relations and investor reporting for the Partnership.

5)	Segment Reporting (continued)

The following are the statements of operations and balance sheets for each segment as of and for the periods indicated. There were no inter-segment sales.

(in thousands)
	Years Ended September 30
	2002				2003
Statements of Operations	Heating Oil	Propane	Partners & Other	Consol.	Heating Oil	Propane	Partners & Other	Consol.
Sales	$790,378	$195,517	$—	$985,895	$1,102,968	$279,300	$—	$1,382,268
Cost of sales	546,495	82,865	—	629,360	793,543	145,015	—	938,558
Delivery and branch	174,030	61,678	—	235,708	217,244	76,279	—	293,523
Depreciation and amortization	40,437	16,783	7	57,227	35,535	16,958	—	52,493
G & A expense	13,630	8,526	4,115	26,271	22,356	10,568	17,407	50,331

Operating income (loss)	15,786	25,665	(4,122)	37,329	34,290	30,480	(17,407)	47,363
Net interest expense (income)	24,087	13,227	(244)	37,070	22,760	11,037	6,770	40,567
Amortization of debt issuance costs	1,197	250	—	1,447	1,655	194	383	2,232
(Gain) loss on redemption of debt	—	—	—	—	(212)	393	—	181

Income (loss) for continuing operations before income taxes	(9,498)	12,188	(3,878)	(1,188)	10,087	18,856	(24,560)	4,383
Income tax expense (benefit)	(1,700)	244	—	(1,456)	1,200	300	—	1,500

Income (loss) from continuing operations	(7,798)	11,944	(3,878)	268	8,887	18,556	(24,560)	2,883
Income (loss) from discontinued operations	—	—	(11,437)	(11,437)	—	—	1,230	1,230
Cumulative change in accounting principle for discontinued operations	—	—	—	—	—	—	(3,901)	(3,901)

Net income (loss)	$(7,798)	$11,944	$(15,315)	$(11,169)	$8,887	$18,556	$(27,231)	$212

Capital Expenditures	$9,105	$5,235	$—	$14,340	$12,856	$5,521	$—	$18,377

Total Assets	$637,312	$446,508	$(140,054)	$943,766	$622,005	$451,358	$(97,753)	$975,610

(in thousands)
	Year Ended September 30, 2001
Statements of Operations	Heating Oil	Propane	Partners & Other	Consol.
Sales	$767,959	$226,340	$—	$994,299
Cost of sales	563,803	124,164	—	687,967
Delivery and branch	142,968	57,091	—	200,059
Deprec. and amort.	28,586	13,867	9	42,462
G & A expense	10,240	6,992	9,134	26,366

Operating income (loss)	22,362	24,226	(9,143)	37,445
Net interest expense (income)	20,891	11,863	(175)	32,579
Amortization of debt issuance costs	506	231	—	737

Income (loss) from continuing operations before income taxes	965	12,132	(8,968)	4,129
Income tax expense	1,200	297	—	1,497

Income (loss) from continuing operations	(235)	11,835	(8,968)	2,632
Income loss from discontinued operations	—	—	(9,347)	(9,347)
Cumulative change in accounting principle for discontinued operations	—	—	(398)	(398)

Income (loss) before cumulative change in accounting principle for continuing operations	(235)	11,835	(18,713)	(7,113)
Cumulative change in accounting principle	2,093	(229)	—	1,864

Net income (loss)	$1,858	$11,606	$(18,713)	$(5,249)

Capital Expenditures	$11,979	$5,390	$—	$17,369

Total Assets	$620,381	$391,052	$(112,614)	$898,819

5)	Segment Reporting - (continued)

(in thousands)	September 30, 2002				September 30, 2003
Balance Sheets	Heating Oil	Propane	Partners & Other (1)	Consol.	Heating Oil	Propane	Partners & Other (1)	Consol.
ASSETS
Current assets:
Cash and cash equivalents	$49,474	$8,904	$2,629	$61,007	$4,244	$5,788	$12	$10,044
Receivables, net	70,063	10,669	—	80,732	84,814	15,697	—	100,511
Inventories	27,301	10,156	—	37,457	24,146	14,415	—	38,561
Prepaid expenses and other current assets	34,817	2,793	(804)	36,806	48,168	3,736	(434)	51,470
Net current assets of discontinued operations	6,199	—	—	6,199	10,523	—	—	10,523

Total current assets	187,854	32,522	1,825	222,201	171,895	39,636	(422)	211,109
Property and equipment, net	66,854	174,298	—	241,152	75,715	186,152	—	261,867
Long-term portion of accounts receivable	6,672	—	—	6,672	6,108	1,037	—	7,145
Investment in subsidiaries	—	141,879	(141,879)	—	—	103,604	(103,604)	—
Goodwill	219,031	35,502	—	254,533	232,602	40,138	—	272,740
Intangibles, net	132,628	60,129	—	192,757	123,415	78,053	—	201,468
Deferred charges and other assets, net	12,902	2,178	—	15,080	5,403	2,738	6,273	14,414
Net long-term assets of discontinued operations	11,371	—	—	11,371	6,867	—	—	6,867

Total assets	$637,312	$446,508	$(140,054)	$943,766	$622,005	$451,358	$(97,753)	$975,610

LIABILITIES AND PARTNERS’ CAPITAL
Current Liabilities:
Accounts payable	$11,070	$5,725	$—	$16,795	$19,428	$7,712	$—	$27,140
Working capital facility borrowings	23,000	—	—	23,000	6,000	6,000	—	12,000
Current maturities of long-term debt	60,787	10,626	—	71,413	12,597	10,250	—	22,847
Accrued expenses and other current liabilities	53,754	12,633	1,887	68,274	60,582	9,222	12,552	82,356
Due to affiliate	(293)	(3,321)	3,614	—	(2,385)	(7,600)	9,985	—
Unearned service contract revenue	30,549	—	—	30,549	31,023	1,013	—	32,036
Customer credit balances	49,346	16,487	—	65,833	49,258	25,458	—	74,716
Net current liabilities of discontinued operations	13,380	—	—	13,380	7,569	—	—	7,569

Total current liabilities	241,593	42,150	5,501	289,244	184,072	52,055	22,537	258,664
Long-term debt	230,384	166,349	—	396,733	191,380	110,850	197,111	499,341
Due to affiliate	—	—	—	—	116,417	—	(116,417)	—
Other long-term liabilities	23,456	2,069	—	25,525	26,532	1,297	—	27,829
Partners’ Capital:
Equity Capital	141,879	235,940	(145,555)	232,264	103,604	287,156	(200,984)	189,776

Total liabilities and Partners’ Capital	$637,312	$446,508	$(140,054)	$943,766	$622,005	$451,358	$(97,753)	$975,610

(1)	The Partner and Other amounts include the balance sheets of the Public Master Limited Partnership, as well as the necessary consolidation entries to eliminate the investment in Petro Holdings and Star Gas Propane.

6)	Costs Associated with Exit or Disposal Activities

The heating oil segment is seeking to take advantage of its large size and utilize modern technology to increase the efficiency and quality of services provided to its customers. The segment is seeking to create a more customer oriented service company to significantly differentiate itself from its competitive peers. A core business process redesign project began in fiscal 2002 with an exhaustive effort to identify customer expectations and document existing business processes.

As part of the business process redesign project, in fiscal 2003, the heating oil segment consolidated certain heating oil operational activities and also outsourced the area of customer relationship management as both a business improvement and cost reduction strategy. The heating oil segment recognized $2.0 million of general and administrative expenses, which related to employee termination benefits and separation costs for its business implementation redesign project during the fiscal 2003.

The following table sets forth the components of the heating oil segment’s accruals and activity for the year ended September 30, 2003:

Employee Separation Costs
(in millions)
Balance at September 30, 2002	$—
Fiscal 2003 employee termination benefits and separation costs	2.0
Cash payments	(1.3)

Balance at September 30, 2003	$0.7

The employee termination benefits and separation costs related to the business redesign project totaled $2.0 million. The heating oil segment recorded these costs during fiscal 2003 in general and administrative expenses.

7)	Inventories

The components of inventory were as follows:

	September 30,
(in thousands)	2002	2003
Propane gas	$5,958	$8,288
Propane appliances and equipment	3,981	5,153
Heating oil and other fuels	15,772	12,268
Fuel oil parts and equipment	11,746	12,852

	$37,457	$38,561

Inventory Derivative Instruments

The Partnership periodically hedges a portion of its home heating oil, propane and natural gas purchases and sales through futures, options, collars and swap agreements.

To hedge a substantial portion of the purchase price associated with heating oil gallons anticipated to be sold to its price plan customers, the Partnership at September 30, 2003 had outstanding 67.1 million gallons of futures contracts to buy heating oil with a notional value of $51.5 million and a fair value of $1.2 million; 140.1 million gallons of option contracts to buy heating oil with a notional value of $106.8 million and a fair value of $9.2 million. The contracts expire at various times with no contract expiring later than June 30, 2004. The Partnership recognizes the fair value of these derivative instruments as assets.

To hedge a substantial portion of the purchase price associated with propane gallons anticipated to be sold to its fixed price customers, the Partnership at September 30, 2003 had outstanding swap contracts to buy 17.2 million gallons of propane with a notional value of $9.4 million and a fair value totaling a negative $0.5 million; 3.9 million gallons of option contracts to buy propane with a notional value of $2.3 million and a fair value of $0.1 million and 7.7 million gallons of option contracts to sell propane with a notional value of $3.9 million and a fair value of $0.2 million. The contracts expire at various times with no contracts expiring later than June 30, 2004. The Partnership recognizes the fair value of these derivative instruments as assets.

For the year ended September 30, 2002, the Partnership has recognized the following for derivative instruments designated as cash flow hedges: $29.3 million loss in earnings due to instruments expiring during the current year, $4.9 million gain in accumulated other comprehensive income due to the effective portion of derivative instruments outstanding at September 30, 2002, and less than $0.1 million gain in earnings due to hedge ineffectiveness for derivative instruments outstanding during the year ended September 30, 2002. For derivative instruments accounted for as fair value hedges, the Partnership recognized a $2.2 million gain in earnings due to instruments expiring during the current year, and a $0.1 million loss in earnings for the change in the fair value of derivative instruments outstanding at September 30, 2002. For derivative instruments not designated as hedging instruments, the Partnership recognized a $0.8 million gain in earnings due to instruments expiring during the year, and a $0.1 million gain for the change in fair value of derivative instruments outstanding at September 30, 2002.

For the year ended September 30, 2003, the Partnership had recognized the following for derivative instruments designated as cash flow hedges: $14.3 million gain in earnings due to instruments which expired during the fiscal year ended September 30, 2003, $0.5 million loss in accumulated other comprehensive income due to the effective portion of derivative instruments outstanding at September 30, 2003, $0.3 million loss due to hedge ineffectiveness for derivative instruments outstanding during the year ended September 30, 2003. For derivative instruments accounted for as fair value hedges, the Partnership recognized a $0.2 million loss in earnings due to instruments which expired during the fiscal year ended September 30, 2003, and a $0.2 million loss in earnings for the change in the fair value of derivative instruments outstanding during the year ended September 30, 2003. For derivative instruments not designated as hedging instruments, the Partnership recognized a $2.5 million loss in earnings due to instruments which expired during the fiscal year ended September 30, 2003, and a $0.3 million loss for the change in fair value of derivative instruments outstanding at September 30, 2003.

The Partnership recorded $9.9 million for the fair value of its derivative instruments, to other current assets, at September 30, 2003. The balance in accumulated other comprehensive income for effective cash flow hedges is expected to be reclassified into earnings, through cost of goods sold, over the next 12 months.

8)	Property, Plant and Equipment

The components of property, plant and equipment and their estimated useful lives were as follows:

	September 30,
(in thousands)	2002	2003	Estimated Useful Lives
Land	$20,620	$22,820
Buildings and leasehold improvements	32,319	39,218	4 - 30 years
Fleet and other equipment	61,194	71,648	3 - 30 years
Tanks and equipment	178,612	191,060	8 - 30 years
Furniture and fixtures	37,020	49,466	3 - 12 years

Total	329,765	374,212
Less accumulated depreciation	88,613	112,345

Property and equipment, net	$241,152	$261,867

9)	Goodwill and Other Intangibles Assets

On October 1, 2002, Star Gas adopted the provisions of SFAS No. 142, which required the Partnership to discontinue amortizing goodwill. SFAS No. 142 also requires that goodwill be reviewed for impairment upon adoption of SFAS No. 142 and annually thereafter. The Partnership performed its annual impairment review during its fourth fiscal quarter of 2003, and it will continue to perform this annual review each year during its fourth fiscal quarter.

Under SFAS No. 142, goodwill impairment is deemed to exist if the carrying amount of a reporting unit exceeds its estimated fair value. If goodwill of a reporting unit is determined to be impaired, the amount of impairment is measured based on the excess of the net book value of the goodwill over the implied fair value of the goodwill. The Partnership’s reporting units are consistent with the operating segments identified in Note 5 – Segment Reporting.

Upon adoption of SFAS No. 142 in the first fiscal quarter of 2003, the Partnership recorded a non-cash charge of approximately $3.9 million to reduce the carrying value of its goodwill for its discontinued TG&E segment. This charge is reflected as a cumulative effect of change in accounting principle in the Partnership’s consolidated statement of operations for the fiscal year ended September 30, 2003. In calculating the impairment charge, the fair value of the reporting units were estimated using a discounted cash flow methodology.

A summary of changes in the Partnership’s goodwill during the year ended September 30, 2003, by business segment is as follows (in thousands):

	Heating Oil Segment	Propane Segment	Total
Balance as of October 1, 2002	$219,031	$35,502	$254,533
Fiscal 2003 acquisitions	13,571	4,636	18,207

Balance as of September 30, 2003	$232,602	$40,138	$272,740

Intangible assets subject to amortization consist of the following (in thousands):

	September 30, 2002			September 30, 2003
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer lists	$254,394	$68,055	$186,339	$289,323	$92,877	$196,446
Covenants not to compete	12,343	5,925	6,418	12,959	7,937	5,022

	$266,737	$73,980	$192,757	$302,282	$100,814	$201,468

9)	Goodwill and Other Intangibles Assets (continued)

The Partnership’s results for the fiscal years ended September 30, 2001 and 2002 on a historic basis did not reflect the impact of the provisions of SFAS No. 142. Had the Partnership adopted SFAS No. 142 on October 1, 2000, the unaudited pro forma effect on Basic and Diluted net income (loss) and Limited Partners’ interest in net income (loss) would have been as follows:

	Net Income (Loss)			Basic and Diluted Net Income (Loss) Per Unit
(in thousands, except per unit data)	2001	2002	2003	2001	2002	2003
As reported: Net Income (loss)	$(5,249)	$(11,169)	$212	$(0.23)	$(0.38)	$0.01
Add: Goodwill amortization	7,887	8,275	—	0.35	0.29	—
Income tax impact	—	—	—	—	—	—

Adjusted: Net Income (loss)	2,638	(2,894)	212	0.12	(0.10)	0.01
General Partner’s interest in net income (loss)	38	(30)	2	—	—	—

Adjusted: Limited Partners’ interest in net income	$2,600	$(2,864)	$210	$0.12	$(0.10)	$0.01

Amortization expense for intangible assets was $17.8 million, $25.5 million and $26.8 million for the fiscal years ended September 30, 2001, 2002 and 2003, respectively. Total estimated annual amortization expense related to other intangible assets subject to amortization, for the year ended September 30, 2004 and the four succeeding fiscal years ended September 30, is as follows (in thousands of dollars):

Amounts
2004	$29,526
2005	29,186
2006	28,105
2007	27,453
2008	25,514

10)	Long-Term Debt and Bank Facility Borrowings

Long-term debt consisted of the following at the indicated dates:

	September 30.
(in thousands)	2002	2003
Star Gas
10.25% Senior Notes (a)	$—	$197,111

Propane Segment:
8.04% First Mortgage Notes (b)	74,375	61,500
7.17% First Mortgage Notes (b)	11,000	—
8.70% First Mortgage Notes (b)	27,500	27,500
7.89% First Mortgage Notes (b)	29,500	17,500
Acquisition Facility Borrowings (c)	20,400	12,600
Parity Debt Facility Borrowings (c)	14,200	2,000
Working Capital Facility Borrowings (c)	—	6,000

Heating Oil Segment:
7.92% Senior Notes (d)	90,000	61,000
9.0% Senior Notes (e)	45,273	—
8.25% Senior Notes (f)	109,068	77,292
8.96% Senior Notes (g)	40,000	30,000
Working Capital Facility Borrowings (h)	23,000	6,000
Acquisition Facility Borrowings (h)	—	33,000
Acquisition Notes Payable (i)	3,815	931
Subordinated Debentures (j)	3,015	1,754

Total debt	491,146	534,188
Less current maturities	(71,413)	(22,847)
Less working capital facility borrowings	(23,000)	(12,000)

Total long-term portion debt	$396,733	$499,341

(a)	On February 6, 2003, the Partnership and its wholly owned subsidiary, Star Gas Finance Company, jointly issued $200.0 million face value Senior Notes due on February 15, 2013. These notes accrue interest at an annual rate of 10.25% and require semi-annual interest payments on February 15 and August 15 of each year commencing on August 15, 2003. These notes are redeemable at the option of the Partnership, in whole or in part, from time to time by payment of a premium, as defined. These notes were priced at 98.466% for total gross proceeds of $196.9 million. The Partnership also incurred $7.2 million of fees and expenses in connection with the issuance of these notes resulting in net proceeds of $189.7 million. During the year ended September 30, 2003, the Partnership used $169.0 million from the proceeds of the 10.25% Senior Notes to repay existing long-term debt and working capital facility borrowings, $17.7 million for acquisitions, $3.0 million for capital expenditures, and recognized a $0.2 million loss on redemption of debt. The debt discount related to the issuance of the 10.25% Senior Notes was $3.1 million and will be amortized and included in interest expense through February 2013.
(b)	In December 1995, Star Gas Propane assumed $85.0 million of first mortgage notes (the “First Mortgage Notes”) with an annual interest rate of 8.04% in connection with the initial Partnership formation. In January 1998, Star Gas Propane issued an additional $11.0 million of First Mortgage Notes with an annual interest rate of 7.17%. In March 2000, Star Gas Propane issued $27.5 million of 8.70% First Mortgage Notes. In March 2001, Star Gas issued $29.5 million of First Mortgage Notes with an average annual interest rate of 7.89% per year. Obligations under the First Mortgage Note Agreements are secured, on an equal basis with Star Gas Propane’s obligations under the Star Gas Propane Bank Credit Facilities, by a mortgage on substantially all of the real property and liens on substantially all of the operating facilities, equipment and other assets of Star Gas Propane. The First Mortgage Notes requires semiannual payments, without premium on the principal thereof, which began on March 15, 2001 and have a final maturity of March 30, 2015. Interest on the First Mortgage Notes is payable semiannually in March and September. The First Mortgage Note Agreements contain various restrictive and affirmative covenants applicable to Star Gas Propane; the most restrictive of these covenants relate to the incurrence of additional indebtedness and restrictions on dividends, certain investments, guarantees, loans, sales of assets and other transactions. In fiscal 2003, the Propane segment repaid $11.0 million of its 7.17% First Mortgage Notes, $12.9 million of its 8.04% First Mortgage Notes and $12.0 million of its 7.89% First Mortgage Notes from the net proceeds of the $200.0 million Senior Note issuance.

10)	Long-Term Debt and Bank Facility Borrowings (continued)

(c)	The Star Gas Propane Bank Credit Facilities currently consist of a $25.0 million Acquisition Facility, a $25.0 million Parity Debt Facility and a $24.0 million Working Capital Facility. At September 30, 2003, there was $12.6 million of borrowings outstanding under its Acquisition Facility, $6.0 million borrowed under the Working Capital Facility and $2.0 million of borrowings outstanding under its Parity Debt Facility. The agreement governing the Bank Credit Facilities contains covenants and default provisions generally similar to those contained in the First Mortgage Note Agreements. The Bank Credit Facilities bear interest at a rate based upon the London Interbank Offered Rate plus a margin (as defined in the Bank Credit Facilities). The Partnership is required to pay a fee for unused commitments which amounted to $0.1 million, $0.2 million and $0.2 million during fiscal 2001, 2002 and 2003, respectively. For fiscal 2002 and 2003, the weighted average interest rate on borrowings under these facilities was 4.2% and 4.0%, respectively. At September 30, 2003, the interest rate on the borrowings outstanding was 4.6%. Borrowings under the Working Capital Facility requires a minimum period of 30 consecutive days during each fiscal year that the facility will have no amount outstanding. This facility will expire on September 30, 2006. Borrowings under the Acquisition and Parity Debt Facilities will revolve until September 30, 2006, after which time any outstanding loans thereunder, will amortize in eight equal quarterly principal payments with a final payment due on September 30, 2008.
(d)	The Petro 7.92% Senior Secured Notes were issued in six separate series in a private placement to institutional investors as part of its acquisition by the Partnership. The Senior Secured Notes are guaranteed by Star Gas Partners and are secured equally and ratably with Petro’s existing senior debt and bank credit facilities by Petro’s cash, accounts receivable, notes receivable, inventory and customer list. Each series of Senior Secured Notes will mature between April 1, 2003 and April 1, 2014. Only interest on each series is due semiannually. On the last interest payment date for each series, the outstanding principal amount is due and payable in full. The note agreements for the senior secured notes contain various negative and affirmative covenants. The most restrictive of the covenants include restrictions on payment of dividends or other distributions by Star Gas Partners if certain ratio tests as defined in the note agreement are not achieved. On February 6, 2003 and April 1, 2003, the heating oil segment repaid $18.0 million and $11.0 million, of its 7.92% Senior Notes from the net proceeds of the $200.0 million Senior Note issuance, respectively.
(e)	The Petro 9.0% Senior Secured Notes, which pay interest semiannually, were issued under agreements that are substantially identical to the agreements under which the $90.0 million of Senior Secured Notes were issued, including negative and affirmative covenants. The 9.0% Senior Notes were guaranteed by Star Gas Partners. The notes had a final maturity payment of $45.3 million which was paid on October 1, 2002.
(f)	The Petro Senior Notes bear an average interest rate of 8.25%. These Senior Notes pay interest semiannually and were issued under agreements that are substantially identical to the agreement under which the 7.92% and 9.0% Senior Notes were issued. These notes are also guaranteed by Star Gas Partners. The largest series has an annual interest rate of 8.05% and a maturity date of August 1, 2006 in the amount of $73.0 million. The remaining series bear an annual interest rate of 8.73% and are due in equal annual sinking fund payments due August 1, 2009 and ending on August 1, 2013.

In March 2002, the heating oil segment entered into two interest rate swap agreements designed to hedge $73.0 million in underlying fixed rate senior note obligations. The swap agreements required the counterparties to pay an amount based on the stated fixed interest rate (annual rate 8.05%) pursuant to the senior notes for an aggregate $2.9 million due every six months on August 1 and February 1. In exchange, the heating oil segment was required to make semi-annual floating interest rate payments on August 1st and February 1st based on an annual interest rate equal to the 6 month LIBOR interest rate plus 2.83% applied to the same notional amount of $73.0 million. The swap agreements were recognized as fair value hedges. Amounts to be paid or received under the interest rate swap agreements were accrued and recognized over the life of the agreements as an adjustment to interest expense. At September 30, 2002, Petro recognized a $6.1 million increase in the fair value of its interest rate swaps which is recorded in other assets with the fair value of long-term debt increasing by a corresponding amount at that date. On October 17, 2002, Petro signed mutual termination agreements of its interest rate swap transactions and received $4.8 million which was reflected as a basis adjustment to the fair values of the related debt and is being amortized using the effective yield over the remaining lives of the swap agreements as a reduction of interest expense.

On February 6, 2003, the Heating Oil segment repaid $26.0 million, of its 8.25% Senior Notes from the net proceeds of the $200.0 million Senior Note issuance.

In September 2003, the heating oil segment entered into an interest rate swap agreement designed to hedge $55.0 million in underlying fixed rate senior note obligations. The swap agreement, which will expire on August 1, 2006, requires the counterparty to pay an amount based on the stated fixed interest rate (annual rate 8.05%) pursuant to the senior notes for $2.2 million due every six months on August 1 and February 1. In exchange, the heating oil segment is required to make semi-annual floating interest rate payments on August 1 and February 1 based on an annual interest rate equal to the 6 month LIBOR interest rate plus 5.52% applied to the same notional amount of $55.0 million. The swap agreements are recognized as fair value hedges. Amounts to be paid or received under the interest rate swap agreements are accrued and recognized over the life of the agreements as an adjustment to interest expense. At September 30, 2003, Petro recognized a $0.3 million increase in the fair value of its interest rate swaps which is recorded in other assets with the fair value of long term debt increasing by a corresponding amount.

10)	Long-Term Debt and Bank Facility Borrowings (continued)

(g)	The Petro 8.96% Senior Notes which pay interest semiannually, were issued under agreements that are substantially identical to the agreements under which the Partnership’s other Senior Notes were issued. These notes are also guaranteed by Star Gas Partners. These notes were issued in three separate series. The largest series has annual sinking fund payments of $2.9 million due beginning November 1, 2004 and ending November 1, 2010. The other two series are due on November 1, 2004 and November 1, 2005. On February 6, 2003, the Heating Oil segment repaid $10.0 million, of these Senior Notes that was due on November 1, 2004, from the net proceeds of the $200.0 million Senior Note issuance.
(h)	The Petro Bank Facilities consist of three separate facilities; a $115.5 million working capital facility, a $27.5 million insurance letter of credit facility and a $50.0 million acquisition facility. At September 30, 2003, there was $6.0 million of borrowings under the working capital facility, $26.9 million of the insurance letter of credit facility was used, and $33.0 million outstanding under the acquisition facility. The working capital facility and letter of credit facility will expire on June 30, 2004. Amounts outstanding under the acquisition facility on June 30, 2004 will convert to a term loan which will be payable in eight equal quarterly principal payments with a final payment due on June 30, 2006. Amounts borrowed under the working capital facility are subject to a requirement to maintain a zero balance for 45 consecutive days during the period from April 1 to September 30 of each year. In addition, each facility will bear an interest rate that is based on either the LIBOR or another base rate plus a set percentage. The bank facilities agreement contains covenants and default provisions generally similar to those contained in the note agreement for the Senior Secured Notes with additional covenants. The Partnership is required to pay a commitment fee, which amounted to $1.0 million and $0.9 million for the years ended September 30, 2002 and 2003, respectively. For the years ended September 30, 2002 and 2003, the weighted average interest rate for borrowings under these facilities was 4.09% and 3.4%, respectively. As of September 30, 2003, the interest rate on the borrowings outstanding was 2.9%
(i)	These Petro notes were issued in connection with the purchase of fuel oil dealers and other notes payable and are due in monthly and quarterly installments. Interest is at various rates ranging from 5% to 15% per annum, maturing at various dates through 2007.
(j)	These Petro Subordinated Debentures consist of $1.3 million 10 1/8% subordinated notes due April 1, 2003, $0.7 million of 9 3/8% Subordinated Notes due February 1, 2006, and $1.1 million of 12 1/4% subordinated notes due February 1, 2005. In October 1998, the indentures under which the 10 1/8%, 9 3/8% and 12 1/4% subordinated notes were issued were amended to eliminate substantially all of the covenants provided by the indentures. On April 1, 2003, the heating oil segment repaid $1.3 million of 10 1/8% subordinated debentures that was due on April 1, 2003 from the net proceeds of the $200.0 million senior note issuance.

As of September 30, 2003, the Partnership was in compliance with all debt covenants. As of September 30, 2003, the maturities including working capital borrowings during fiscal years ending September 30 are set forth in the following table:

(in thousands)
2004	$34,847
2005	40,921
2006	94,067
2007	45,992
2008	22,900
Thereafter	295,461

11)	Acquisitions

In August 2001, the Partnership completed the purchase of Meenan Oil Co., Inc., believed to be the third largest home heating oil dealer in the United States for $131.8 million. During fiscal 2001, the Partnership also purchased twelve other heating oil dealers for $52.2 million. In addition to these thirteen unaffiliated oil dealers, acquired during fiscal 2001, the Partnership also acquired nine retail propane dealers for $60.8 million.

During fiscal 2002, the Partnership acquired four retail heating oil dealers and seven retail propane dealers. The aggregate purchase price was approximately $48.2 million.

During fiscal 2003, the Partnership acquired three retail heating oil dealers and seven retail propane dealers. The aggregate purchase price was approximately $84.4 million.

The following table indicates the allocation of the aggregate purchase price paid and the respective periods of amortization assigned for the fiscal 2001, fiscal 2002 and fiscal 2003 acquisitions.

(in thousands)	2001	2002	2003	Useful Lives
Land	$7,002	$1,466	$2,062	—
Buildings	8,816	1,950	5,844	30 years
Furniture and equipment	2,236	750	1,321	10 years
Fleet	14,995	2,919	10,064	3-30 years
Tanks and equipment	30,753	10,583	9,251	5-30 years
Customer lists	84,976	20,383	34,937	7-15 years
Restrictive covenants	4,742	650	616	5 years
Goodwill	84,401	8,429	18,207	0-25 years
Working capital	6,911	1,024	2,089	—

Total	$244,832	$48,154	$84,391

The acquisitions were accounted for under the purchase method of accounting. Purchase prices have been allocated to the acquired assets and liabilities based on their respective fair values on the dates of acquisition. The purchase prices in excess of the fair values of net assets acquired were classified as goodwill in the Consolidated Balance Sheets. Sales and net income have been included in the Consolidated Statements of Operations from the respective dates of acquisition. The weighted average useful lives of customer lists acquired in fiscal 2001, fiscal 2002 and fiscal 2003 are 10 years, 14 years and 12 years, respectively.

The following unaudited pro forma information presents the results of operations of the Partnership, including the acquisitions previously described, as if the acquisitions had been acquired on October 1, of the year preceding the year of purchase. This pro forma information is presented for informational purposes; it is not indicative of future operating performance.

in thousands (except per unit data)	Years Ended September 30,
	2001	2002	2003
Sales	$1,410,597	$1,124,292	$1,515,280

Net income (loss)	$20,859	$(8,536)	$11,938
General Partner’s interest in net income (loss)	262	(88)	112

Limited Partners’ interest in net income (loss)	$20,597	$(8,448)	$11,826

Basic net income (loss) per limited partner unit	$0.63	$(0.25)	$0.36

Diluted net income (loss) per limited partner unit	$0.63	$(0.25)	$0.36

12)	Employee Benefit Plans

Propane Segment

The propane segment has a 401(k) plan, which covers certain eligible non-union and union employees. Subject to IRS limitations, the 401(k) plan provides for each employee to contribute from 1.0% to 15.0% of compensation. The propane segment contributes to non-union participants a matching amount up to a maximum of 3.0% of compensation. Aggregate matching contributions made to the 401(k) plan during fiscal 2001, 2002 and 2003 were $0.4 million, $0.5 million and $0.6 million, respectively. For the fiscal years 2001, 2002 and 2003 the propane segment made contributions on behalf of its union employees to union sponsored defined benefit plans of $0.5 million, $0.8 million and $0.9 million, respectively.

Heating Oil Segment

The heating oil segment has a 401(k) plan, which covers certain eligible non-union and union employees. Subject to IRS limitations, the 401(k) plan provides for each employee to contribute from 1.0% to 17.0% of compensation. The Partnership makes a 4% core contribution of a participant’s compensation and matches 2/3 of each amount a participant contributes up to a maximum of 2.0% of a participant’s compensation. The Partnership’s aggregate contributions to the heating oil segment’s 401(k) plan during fiscal 2001, 2002 and 2003 were $3.4 million, $4.6 million and $5.2 million, respectively.

As a result of the Petro acquisition, the Partnership assumed Petro’s pension liability. Effective December 31, 1996, the heating oil segment consolidated all of its defined contribution pension plans and froze the benefits for non-union personnel covered under defined benefit pension plans. In 1997, the heating oil segment froze the benefits of its New York City union defined benefit pension plan as a result of operation consolidations. Benefits under the frozen defined benefit plans were generally based on years of service and each employee’s compensation. As part of the Meenan acquisition, the Partnership assumed the pension plan obligations and assets for Meenan’s company sponsored plan. This plan was frozen and merged into the Partnership’s defined benefit pension for non-union personnel as of January 1, 2002. The Partnership’s pension expense for all defined benefit plans during fiscal 2001, 2002 and 2003 were $0.2 million, $0.1 million and $1.6 million, respectively.

12)	Employee Benefit Plans (continued)

The following tables provide a reconciliation of the changes in the heating oil segment’s plan benefit obligations, fair value of assets, and a statement of the funded status at the indicated dates:

	Years Ended September 30,
(in thousands)	2002	2003
Reconciliation of Benefit Obligations
Benefit obligations at beginning of year	$57,143	$58,164
Service cost	—	—
Interest cost	3,893	3,810
Actuarial loss	5,579	5,796
Benefit payments	(4,452)	(5,681)
Settlements	(22)	(85)
Meenan’s benefit obligations assumed	(3,977)	—

Benefit obligation at end of year	$58,164	$62,004

Reconciliation of Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$47,373	$42,847
Actual return on plan assets	(3,025)	6,207
Employer contributions	2,973	9,107
Benefit payments	(4,452)	(5,681)
Settlements	(22)	(85)

Fair value of plan assets at end of year	$42,847	$52,395

Funded Status
Benefit obligation	$58,164	$62,004
Fair value of plan assets	42,847	52,395
Amount included in accumulated other comprehensive income	(15,745)	(17,214)
Unrecognized net actuarial loss	15,745	17,214

Accrued benefit cost	$(15,317)	$(9,609)

	Years Ended September 30,
(in thousands)	2001	2002	2003
Components of Net Periodic Benefit Cost
Service cost	$36	$—	$—
Interest cost	1,720	3,893	3,810
Expected return on plan assets	1,795	4,085	3,542
Net amortization	240	291	1,288
Settlement loss	—	22	4

Net periodic benefit cost	$201	$121	$1,560

Weighted-Average Assumptions Used in the Measurement of the Partnership’s Benefit Obligation as of the period indicated
Discount rate	7.25%	6.75%	6.00%
Expected return on plan assets	8.50%	8.50%	8.25%
Rate of compensation increase	N/A	N/A	N/A

The expected return on plan assets is determined based on the expected long-term rate of return on plan assets and the market–related value of plan assets determined using fair value.

The Partnership recorded an additional minimum pension liability for underfunded plans of $15.7 million and $17.2 million as of September 30, 2002, and September 30, 2003, respectively, representing the excess of unfunded accumulated benefit obligations over plan assets. A corresponding amount is recognized as a reduction of partner’s capital through a charge to accumulated other comprehensive income.

In addition, the heating oil segment made contributions to union-administered pension plans of $4.6 million for fiscal 2001, $5.4 million for fiscal 2002 and $5.8 million for fiscal 2003.

13)	Income Taxes

Income tax expense (benefit) was comprised of the following for the indicated periods:

	Years Ended September 30,
(in thousands)	2001	2002	2003
Current:
Federal	$—	$(2,200)	$—
State	1,497	744	1,500
Deferred	—	—	—

	$1,497	$(1,456)	$1,500

The passage of the “Job Creation and Worker Assistance Act of 2002”, increased the Alternative Minimum Tax Net Operating Loss Deduction limitation from 90% to 100% for net operating losses generated in 2001 and 2002. The tax law change resulted in the recovery of alternative minimum taxes previously paid in the amount of approximately $2.2 million.

The sources of the deferred income tax expense (benefit) and the tax effects of each were as follows:

	Years Ended September 30,
(in thousands)	2002	2003
Depreciation	$1,071	$(1,712)
Amortization expense	(3,379)	(1,267)
Vacation expense	(47)	63
Restructuring expense	81	41
Bad debt expense	1,030	1,800
Hedge accounting	(772)	(132)
Supplemental benefit expense	120	127
Pension contribution	973	2,628
Other, net	6	(36)
Recognition of tax benefit of net operating loss to the extent of current and previous recognized temporary differences	(13,570)	(4,422)
Change in valuation allowance	14,487	2,910

	$—	$—

The components of the net deferred taxes and the related valuation allowance for the years ended September 30, 2002 and September 30, 2003 using current rates are as follows:

	Years Ended September 30,
(in thousands)	2002	2003
Deferred Tax Assets:
Net operating loss carryforwards	$41,903	$46,325
Vacation accrual	2,074	2,011
Restructuring accrual	173	132
Bad debt expense	4,591	2,791
Supplemental benefit expense	127	—
Amortization	1,233	2,500
Excess of book over tax hedge accounting	—	122
Other, net	81	117

Total deferred tax assets	50,182	53,998
Valuation allowance	(38,820)	(41,730)

Net deferred tax assets	$11,362	$12,268

Deferred Tax Liabilities:
Depreciation	$8,125	$6,413
Pension contribution	3,227	5,855
Hedge accounting	10	—

Total deferred tax liabilities	$11,362	$12,268

Net deferred taxes	$—	$—

13)	Income Taxes - (continued)

In order to fully realize the net deferred tax assets the Partnership’s corporate subsidiaries will need to generate future taxable income. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Based upon the level of current taxable income and projections of future taxable income of the Partnership’s corporate subsidiaries over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Partnership will not realize the full benefit of its deferred tax assets, at September 30, 2003 and 2002.

At September 30, 2003, the Partnership had net income tax loss carryforwards for Federal income tax reporting purposes of approximately $115.8 million of which approximately $39.9 million are limited in accordance with Federal income tax law. The losses are available to offset future Federal taxable income through 2023.

14)	Lease Commitments

The Partnership has entered into certain operating leases for office space, trucks and other equipment.

The future minimum rental commitments at September 30, 2003, under operating leases having an initial or remaining non-cancelable term of one year or more are as follows:

(in thousands)	Heating Oil Segment	Propane Segment	Total
2004	$7,839	$925	$8,764
2005	6,897	745	7,642
2006	5,748	677	6,425
2007	4,049	636	4,685
2008	1,671	488	2,159
Thereafter	22,182	1,975	24,157

Total minimum lease payments	$48,386	$5,446	$53,832

The propane segment leased its Seymour, Indiana underground storage facility to TEPPCO Partners, L.P. effective May 2003. This agreement provides TEPPCO Partners, L.P. storage capacity of 21 million gallons at any one time in this facility. This agreement provides the propane segment storage capacity of 21 million gallons at any one time in TEPPCO Partners, L.P.’s pipeline system. The agreement also requires TEPPCO Partners, L.P., to pay the propane segment $0.2 million annually. This lease agreement will expire on December 31, 2005.

The Partnership’s rent expense for the fiscal years ended September 30, 2001, 2002 and 2003 was $8.9 million, $12.8 million and $14.2 million, respectively.

15)	Unit Grants

In June 2000, the Partnership granted 565 thousand restricted senior subordinated units to management and outside directors. These units were granted under the Partnership’s Employee and Director Incentive Unit Plans. One-fifth of the units immediately vested with the remaining units vesting annually in four equal installments if the Partnership achieves specified performance objectives for each of the respective fiscal years. The units for fiscal 2001 and 2003 were vested while the units for fiscal 2002 were not vested since the Partnership did not meet its specified objectives for that year.

In September 2000, the Partnership granted 436 thousand senior subordinated unit appreciation rights (“UARs”) and 87 thousand restricted senior subordinated units to Irik P. Sevin. The unit appreciation rights are fully vested as of December 1, 2003. Mr. Sevin will be entitled to receive payment in cash for these rights equal to the excess of the fair market value of a senior subordinated unit on the date exercisable over the exercise price. The grant of restricted senior subordinated units will vest in four equal installments on December 1 of 2001 through 2004. Distributions on the restrictive units will accrue to the extent declared.

In December 2001, the Partnership granted 25 thousand restricted common units to Mr. Sevin. The grant of restricted common units will vest in four equal installments on January 1 of 2002 through 2005. Distributions on the restrictive units will accrue to the extent declared.

In fiscal 2002, the Partnership granted an additional 54 thousand restricted senior subordinated unit appreciation rights to a certain member of management. One-quarter of these units immediately vested with the remaining units vesting annually in three equal installments.

In fiscal 2003, the Partnership granted an additional 257 thousand restricted senior subordinated unit appreciation rights to management and outside directors. One-third of these units immediately vested with the remaining units vesting annually in two equal installments.

15)	Unit Grants - (continued)

The following table summarizes information concerning Common and Senior Subordinated Unit Appreciation Rights of the Partnership outstanding at September 30, 2003:

	Price	Number of Units Outstanding	Average Period to Payment Date
	$7.6259	54,715	1.3 years
	$7.8536	381,304	1.3 years
	$10.1800	4,500	1.1 years
	$10.7000	217,341	2.0 years
	$11.0500	10,000	1.6 years
	$20.9000	54,472	2.0 years
	$21.0000	25,000	1.6 years

Total/Average	$10.1122	747,332	1.6 years

The Partnership recorded $3.3 million, $0.4 million and $2.6 million of general and administrative expense for restricted unit grants during fiscal years ended September 30, 2001, September 30, 2002 and September 30, 2003, respectively. The Partnership recorded expense of $2.2 million, income of $1.3 million and expense of $6.4 million of general and administrative expense for unit appreciation rights during fiscal years 2001, 2002 and 2003, respectively.

16)	Supplemental Disclosure of Cash Flow Information

	Years Ended September 30,
(in thousands)	2001	2002	2003
Cash paid during the period for:
Income taxes	$1,297	$1,869	$1,326
Interest	30,080	36,589	41,956

Non-cash investing activities:
Acquisitions:
Increase in property and equipment, net	—	(95)	—
(Increase) decrease in intangibles and other asset	(12,526)	945	—
Increase (decrease) in assumed pension obligation	5,784	(3,977)	—
Increase (decrease) in accrued expense	6,742	(3,615)	—
Increase of subordinated unitholders capital	—	6,742	—

Non-cash financing activities:
Decrease (increase) in other asset for interest rate swaps	—	(6,068)	748
Increase (decrease) in long-term debt for interest rate swaps	—	6,068	(927)
Increase in long-term debt for amortization of debt discount	—	—	179

17)	Commitments and Contingencies

In the ordinary course of business, the Partnership is threatened with, or is named in, various lawsuits. In the opinion of management, the Partnership is not a party to any litigation, which individually or in the aggregate could reasonably be expected to have a material adverse effect on the Partnership’s result of operations, financial position or liquidity.

18)	Disclosures About the Fair Value of Financial Instruments

Cash, Accounts Receivable, Notes Receivable, Inventory Derivative Instruments, Interest Rate Swaps, Working Capital Facility Borrowings, and Accounts Payable

The carrying amount approximates fair value because of the short maturity of these instruments.

Long-Term Debt

The fair values of each of the Partnership’s long-term financing instruments, including current maturities are based on the amount of future cash flows associated with each instrument, discounted using the Partnership’s current borrowing rate for similar instruments of comparable maturity.

The estimated fair value of the Partnership’s long-term debt is summarized as follows:

	At September 30, 2002		At September 30, 2003
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Long-term debt	$468,146	$475,095	$522,188	$555,832

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

19)	Subsequent Events

Cash Distributions:

On October 31, 2003, the Partnership announced that it would pay cash distributions of $0.575 on all units for the quarter ended September 30, 2003. The distributions, totaling $19.8 million, were paid on November 14, 2003 to holders of record as of November 10, 2003.

On January 29, 2004, the Partnership announced that it would pay a cash distribution of $0.575 per Common Unit and $0.575 per Senior Subordinated Unit, Junior Subordinated Unit and General Partner Interest for the quarter ended December 31, 2003. The distributions, totaling $20.7 million were paid on February 13, 2004, to unitholders of record on February 9, 2004.

On April 29, 2004, the Partnership announced that it would pay a cash distribution of $0.575 per Common Unit and $0.575 per Senior Subordinated Unit, Junior Subordinated Unit and General Partner Interest for the quarter ended March 31, 2004. The distributions, totaling $20.8 million were paid on May 14, 2004, to unitholders of record on May 10, 2004.

Petro-Bank Credit Facilities - On December 22, 2003, the heating oil segment entered into a new credit agreement consisting of three facilities totaling $235.0 million having a maturity date June 30, 2006. These facilities consist of a $150.0 million revolving credit facility, the proceeds of which are to be used for working capital purposes, a $35.0 million revolving credit facility, the proceeds of which are to be used for the issuance of standby letters of credit in connection with surety, worker’s compensation and other financial guarantees, and a $50.0 million revolving credit facility, the proceeds of which are to be used to finance or refinance certain acquisitions and capital expenditures, for the issuance of letters of credit in connection with acquisitions and, to the extent that there is insufficient availability under the working capital facility. These facilities will refinance and replace the existing credit agreements, which totaled $193.0 million. The former facilities consisted of a working capital facility and an insurance letter of credit facility that were due to expire on June 30, 2004. These new facilities also replaced the heating oil segments acquisition facility that was due to convert to a term loan on June 30, 2004.

Debt issuance - On January 22, 2004, the Partnership and its wholly owned subsidiary, Star Gas Finance Company, jointly issued $35.0 million of 10 1/4% Senior Notes, due 2013 in a private placement. These notes were issued at a premium to par for total gross proceeds of $38.7 million. The net proceeds from the offering were used to repay indebtedness and for general Partnership purposes.

Equity Offering – On February 5, 2004, the Partnership sold 1.5 million Common Units (including the exercise of the over-allotment option) of limited partner interests in a publicly underwritten offering. The offering price was $23.56 per unit, net of underwriting discount. The net proceeds of $35.0 million were used to repay revolving acquisition lines of credit at the propane and heating oil segments.

20)	Earnings Per Limited Partner Units

	Years Ended September 30,
(in thousands, except per unit data)	2001	2002	2003
Income (loss) from continuing operations per Limited Partner unit:
Basic	$.12	$.01	$.09
Diluted	$.12	$.01	$.09
Income (loss) from discontinued operations of TG&E segment and cumulative effect of change in accounting principle of discontinued operations, net of income taxes per Limited Partner unit:
Basic	$(.43)	$(.39)	$(.08)
Diluted	$(.43)	$(.39)	$(.08)
Cumulative effect of change in accounting principle for adoption of SFAS No. 133 for continuing operations per Limited Partner unit:
Basic	$.08	$—	$—
Diluted	$.08	$—	$—
Net income (loss) per Limited Partner unit:
Basic	$(.23)	$(.38)	$.01
Diluted	$(.23)	$(.38)	$.01
Basic Earnings Per Unit:
Net income (loss)	$(5,249)	$(11,169)	$212
Less: General Partners’ interest in net income (loss)	(75)	(116)	2

Limited Partner’s interest in net income (loss)	$(5,174)	$(11,053)	$210

Common Units	19,406	25,342	29,175
Senior Subordinated Units	2,688	3,103	3,139
Junior Subordinated Units	345	345	345

Weighted average number of Limited Partner units outstanding	22,439	28,790	32,659

Basic earnings (losses) per unit	$(.23)	$(.38)	$.01

Diluted Earnings Per Unit:
Effect of dilutive securities	$—	$—	$—

Limited Partners’ interest in net income (loss)	$(5,174)	$(11,053)	$210

Effect of dilutive securities	113	31	108

Weighted average number of Limited Partner units outstanding	22,552	28,821	32,767

Diluted earnings (losses) per unit	$(.23)	$(.38)	$.01

For fiscal 2001 and 2002, fully diluted per unit does not include any amount prior to the date of issuance of 24 thousand common units granted to Mr. Sevin in December 2001 as well as the 110 thousand subordinated units that vested pursuant to the employee incentive plan in December 2001 and the 303 thousand senior subordinated units distributed in November 2001 pursuant to the heating oil segment achieving certain financial test because the impact of these issuances were antidilutive.

21)	Selected Quarterly Financial Data (unaudited)

The seasonal nature of the Partnership’s business results in the sale by the Partnership of approximately 30% of its volume in the first fiscal quarter and 45% of its volume in the second fiscal quarter of each year. The Partnership generally realizes net income in both of these quarters and net losses during the quarters ending June and September.

	Three Months Ended				Total
(in thousands - except per unit data)	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003
Sales	$371,331	$628,704	$216,865	$165,368	$1,382,268
Operating income (loss)	30,450	93,708	(25,698)	(51,097)	47,363
Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	21,724	82,436	(37,186)	(62,591)	4,383
Net income (loss)	16,039	83,163	(37,852)	(61,138)	212
Limited Partner interest in net income (loss)	15,880	82,331	(37,474)	(60,527)	210
Net income (loss) per Limited Partner unit:
Basic (a)	$0.49	$2.54	$(1.15)	$(1.82)	$.01
Limited Partner Units(a)
Diluted (a)	$0.49	$2.53	$(1.15)	$(1.82)	$.01

	Three Months Ended				Total
(in thousands – except per unit data)	December 31, 2001	March 31, 2002	June 30, 2002	September 30, 2002
Sales	$276,778	$397,256	$179,556	$132,305	$985,895
Operating income (loss)	23,965	68,498	(17,037)	(38,097)	37,329
Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	13,652	58,528	(26,094)	(47,274)	(1,188)
Net income (loss)	11,503	60,216	(29,938)	(52,950)	(11,169)
Limited Partner interest in net income (loss)	11,364	59,535	(29,607)	(52,345)	(11,053)
Net income (loss) per Limited Partner unit:
Basic (a)	$0.42	$2.09	$(1.02)	$(1.70)	$(0.38)
Diluted (a)	$0.42	$2.09	$(1.02)	$(1.70)	$(0.38)

(a)	The sum of the quarters do not add-up to the total due to the weighting of Limited Partner Units outstanding.

Schedule II

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Years Ended September 30, 2001, 2002 and 2003

(in thousands)

		Balance at Beginning of Year	Additions			Balance at End of Year
Year	Description		Charged to Costs & Expenses	Other Changes Add (Deduct)
2001	Allowance for doubtful accounts	$1,547	$4,181	$2,203 (3,419	(b) )(a)	$4,512

2002	Allowance for doubtful accounts	$4,512	$4,315	$(5,019	)(a)	$3,808

2003	Allowance for doubtful accounts	$3,808	$7,726	$472 (4,464	(c) )(a)	$7,542

(a)	Bad debts written off (net of recoveries).
(b)	Amount acquired as part of the Meenan and Midwest Bottle Gas acquisitions.
(c)	Amount acquired as part of the Ultramar acquisition.